Exhibit 10.3

2001 D No. 5173	Volume : 2001 P No. 3341
Published and recorded the 21/06/2001 with the land registry of
AVIGNON 2nd OFFICE
Rights: 92,312 F
Salaries:	25,098 F
Total : 117,410 F	Rcvd: One hundred seventeen thousand four hundred and ten francs
The curator.
J.-P. LOPEZ

THE YEAR TWO THOUSAND ONE,

The EIGHTH OF MARCH,

IN APT (Vaucluse), Place of Bouquerie, in the study of Master Jacques JAFFARY, notary

Master Jacques JAFFARY, Notary undersigned in APT (Vaucluse), Place of Bouquerie, substituting the Professional Company called “Dominique Perinne, Bernard MERLAND, Bruno de LAPASSE”, holder of a Notarial Service the office of which is in (eighth) PARIS 4, street of Berri,

With the cooperation of Master Jacques JAFFARY, notary aforementioned, for the company LABORATOIRES EUROSILICONE, LESSEE,

With the cooperation of Master Bernard LACOURTE, notary in PARIS, 54, avenue Victor Hugo, for the company AUXICOMI,

And with the cooperation of Master Pierre LEMBO, notary in PARIS, 30, place Denfert Rochereau, for the company UCABAIL IMMOBILIER,

With receipt in the authentic form, the present:

LEASING CONTRACT

IDENTIFICATION OF PARTIES

LESSOR

1. / the Company below named:

“NATIOCREDIMURS PARTNERSHIP”,

Partnership,
2001 D No.10719	Volume : No.
Recovery for order 20/11/2001 of the formality published 21/06/2001.
Vol. 2001 P. No. 3341 with the Land Registry of
AVIGNON 2nd OFFICE
Rights: None
Salaries:None
Rcvd: None
The curator.
J.-P. LOPEZ

With a capital of TWENTY TWO MILLION EIGHT HUNDRED THOUSAND EUROS (22 800 000 Euros),

Having its head office in PUTEAUX (Hauts de Seine), Building “The Metropolis”, 45/52, Arago street,

Identified under the number SIREN 332 199 462 RCS NANTERRE, and registered with the Company and Trade register under number NANTERRE B 332 199 462 (96 B 04190),

And recognized definitely in the capacity as a credit institution - Financial company, as it results from a decision of the Committee of Credit institutions, dated in PARIS March 20th, 1985 and a letter of the BANK OF FRANCE on May 9th, 1985.

Represented by:

Mr. Jean-Pierre PERNOT, assisting notary, domiciled in PARIS (eighth), 4th street of Berri,

By virtue of the powers which were conferred on him with faculty to substitute by Mr. Bernard DESVAUX, a Lawyer, domiciled in PUTEAUX (Hauts de Seine), Building “The Metropolis”, 46/52, Arago street, under the terms of an informal agreement in date in PUTEAUX of March 6th, 2001 which remained enclosed after mention.

In which power, Mr. Bernard DESVAUX acted:

By virtue of the powers which were conferred on him by Mr. Jean-Rene BRUNON, domiciled in PUTEAUX (Hauts de Seine) Building “The Metropolis”, 46, 52, Arago street, to an act received by MISS DOMINIQUE PERINNE, Notary in PARIS, on January 21st, 1998.

By power of attorney, Mr. BRUNON acted, in the name, for the account and in its capacity as Chairman of the Board of a company called “NATIO LOCATION”, Public company, with the capital of 4 976 000 Euros, before its registered office in PUTEAUX (Hauts de Seine) Building “The Metropolis”, 46, 52, Arago street, identified under the number SIREN 310 188 784 RCS NANTERRE, and registered with the Company and Trade register under number NANTERRE B 310 188 784; renewed in aforementioned functions to a deliberation of aforementioned Board of Directors on May 27th, 1998.

A certified copy of the minutes of this deliberation was deposited with the row of the minutes of the Professional Civil Company « DOMINIQUE PERINNE, Bernard MERLAND, Bruno de LAPASSE, Notaries », holder of a Notarial Service in PARIS, following an act on December 8th, 1998.

The company “NATIO LOCATION” taken in its capacity as managing statutory Company “NATIOCREDIMURS PARTNERSHIP

OBSERVATION HERE BEING MADE:

* that the Company called “BNP PARIBAS LEASE GROUP” having its head office in PUTEAUX (Hauts de Seine) Building “The Metropolis” 46 - 52, Arago street, identified under the number SIREN 632.017.513, RCS NANTERRE, is currently managing jointly the Company NATIOCREDIMURS PARTNERSHIP,

As coming to the laws of the company called BNP LEASE “Public company with a capital of 108 560 456 Euros, having its head office in PUTEAUX (Hauts de Seine) Building “The Metropolis”  46 - 52, Arago street, identified under the number SIREN 632 012 712 RCS NANTERRE due to an operation of contribution fusion occurred definitely according to the general Assembly of the Shareholders of BNP PARIBAS LEASE GROUP on July 3rd, 2000.

* The Company BNP LEASE coming itself to the laws of the Company called NATIO LOCATION, due to an operation of provision fusion occurred definitely according to a general meeting of the Shareholders of BNP LEASE on November 30th, 1999.

BEING SPECIFIED HERE, that Mr. Jean-René BRUNON was named Managing director of BNP PARIBAS LEASE GROUP to a Board of Directors on July 3rd, 2000.

2. / the Company below named:

“AUXICOMI”

Public company,

With capital of TWENTY-ONE MILLION SEVEN HUNDRED AND FIFTY THOUSAND FRANCS (21.750.000 Francs),

HAVING its office in MAISON-ALFORT (Val de Marne), 27/31, Général Leclerc Avenue,

Identified with the Directory of Firms under the number SIREN 329 121 404 and registered with the Company Trade register of CRETEIL

Represented by:

Mr. Jean-Pierre PERNOT, assisting notary, domiciled in PARIS (8th), 4th street of Berri,

By virtue of powers being conferred on him by Mr. Patrick CRUZILLAC in charge of affairs, domiciled in MAISONS-ALFORT (Val de Marne), 27/31, Général Leclerc Avenue, under the terms of an informal agreement of date in MAISONS ALFORT, of March 6th, 2001 which remains annexed after mention.

The aforementioned Mr. CRUZILLAC having acted by virtue of the powers which were authorized to him by Mr. Gérard LEVY, justifiable of powers, on August 10th, 1999, an original of which was deposited with the row of the minutes of Master Bertrand LACOURTE, notary associated in PARIS, on September 9th, 1999.

Mr. Gérard LEVY himself having acted by virtue of powers being authorized to him on May 8th, 1999, with faculty to substitute, by Mr. Jean-Marc DURANT, Managing director of the company AUXICOMI, named to this function to a deliberation of the Board of Directors of the aforementioned company on November 21st, 1997.

The aforementioned powers of May 18th, 1999 were the object of an act of deposit to the row of the minutes of Master Bertrand LACOURTE, notary associated in PARIS, on June 7th, 1999.

A certified true copy of an extract of the official minutes of the Council of Administration of November 21st, 1997, referred to above, was the subject of an act of deposit to the row of the minutes of Master Bertrand LACOURTE, notary associated in PARIS, on December 9th, 1997.

3. / the Company below named:

“UCABAIL IMMOBILIER”, new denomination of the Company FINAMUR in accordance with the decision of the extraordinary General meeting of December 21st, 1995,

Public company counsel in the capacity as finance company,

With the capital of THREE HUNDRED AND SEVENTY TWO MILLION FRANCS (372.000.000 Francs),

Having its office in GUYANCOURT (Yvelines 83) boulevard of Oaks, building CNCA Provence,

Identified with the Repertory of the Companies under number SIREN 340 446 707 (87B00600) and registered with and the Company Trade register of VERSAILLES.

Represented by:

Mr. Jean-Pierre PERNOT, assisting notary, domiciled in (eighth) PARIS, 4, Berri street,

By virtue of the powers which were conferred on him by Mr. Bernard CARETTE, domiciled in GUYANCOURT (Yvelines 83) boulevard of Oaks,

under the terms of a proxy private agreement in date from it in GUYANCOURT of March 6th, 2001, this remains joined and annexed.

By power of attorney, Mr. Bernard CARETTE acted by virtue of powers which were conferred on him by Mr. Francis de CAZENOVE, domiciled in GUYANCOURT (Yvelines 83) boulevard of Oaks, under the terms of a proxy private agreement on February 20th, 2001, the original of which was deposited with the row of the minutes of Master LEMBO, notary associated in PARIS, aforementioned, on March 7th, 2001.

By power of attorney, Mr. Francis de CAZENOVE acted in the name and for the account in of its capacity of General Manager of the Company UCABAIL IMMOBILIER, named to aforementioned functions to a deliberation of the Board of Directors of May 30th, 2000.

Companies “NATIOCREDIMURS PARTNERSHIP”, “AUXICOMI” and “UCABAIL IMMOBILIER” and their representative, below named equally in the body of the present act the “LESSOR”.

The Aforementioned Companies acting jointly between them in the proportions, to know:

• NATIOCREDIMURS, in competition of six/fifteenths (6/15ths), leader,

• AUXICOMI, in competition of five/fifteenths (5/15ths),

• and UCABAIL IMMOBILIER, in competition of four/fifteenths (4/15ths ).

LESSEE

The Company below named:

“LABORATOIRES EUROSILICONE”

A Public company,

With a capital of FOUR MILLION FIFTY THOUSAND FRANCS (4.050.000 Francs),

Having its head office in APT (Vaucluse), Industrial Park of Peyrolière,

Identified under the number SIREN 347 535 296 RCS AVIGNON and registered with the Company Trade register of AVIGNON under the number B 347 535 296 (95 B 641),

Represented by:

Mr. François TOURNIAIRE, head of the company, domiciled in APT (Vaucluse), Impasse de Rimayon,

Acting in its quality of Chairman of the board of the company, function to which it was named, for the duration of its mandate of administrator, is up to the next annual ordinary general meeting which will be called to give a ruling on the accounts of the financial year of last December 31st, following decision of its Board of Directors on June 30th, 1995, regularly published.

A certified true copy of this decision remained joined and appended to the minute of presents after mention,

Having all powers necessary to the effect of present by virtue of two deliberations of September 12th, 2000 and of February 28th, 2001 accepted by the Board of Directors.

A certified true copy of these two decisions presents, after mention remained joined and appended to the minute.

The Company “LABORATOIRES EUROSILICONE” and its representative, below named equally in the bodies of the present act the “LESSEE”.

PREFATORY STATEMENT

TRANSFER OF RISKS TO THE LESSEE

The LESSEE, who took the initiative of the bearing investment concerning the below indicated building, of which it defined or accepted the whole of the design features, it will be the only user, and of which it will become owner if it wishes it at the end of the contract, recognizes that the role of the LESSOR limits itself in this operation to assure below admitted condition in, the financing in property leasing of this investment.

Under these conditions, and although the ownership of the building is legally devolved to the LESSOR for the duration of the financing, it appeared legitimate that the LESSEE takes all the risks and obligations whatever they are, even resulting from the cause beyond control, which would fall according to common right to the constructor and to the owner of property.

It is under benefit from this prefatory statement, for which it will always be necessary to refer to justify sharing out as need between parties, expenses, obligations and risks, and to search their common intention, that present convention is passed.

WHICH, prior to the act object of presents, exposed what follows:

- E X H I B I T -

- I-

REQUEST OF LEASING

The LESSEE asked the LESSOR to bring his competition to finance in the form of a property leasing, as part of law No. 66-455 of July 2nd, 1966, the subsequent texts and notably article 57 of the Law of February 4th, 1995 relating to property leasing,

• the acquisition of a located land in APT (Vaucluse), Zone of activity of Peyrolière, below more extensively indicated,

• expenses of acquisition,

• and the construction of a building with usage of laboratory of manufacture.

- II-

ACQUISTION OF THE LAND

To arrive at present the operation of leasing, the LESSOR acquired the land of which involves, of the commune of APT,

To an act received this day by Master Jacques JAFFARY, Notary in APT, above named.

This acquisition took place for the main price of SIX HUNDRED AND SEVENTY THREE THOUSAND FRANCS tax free (673.000 Francs), whose exchange value in euros, indicated here on a purely informative basis is ONE HUNDRED TWO THOUSAND FIVE HUNDRED NINETY EIGHT EUROS AND NINETEEN CENTS (102.598,19 Euros), is paid in cash according to the aforesaid act which contains receipt of it.

A genuine copy of aforementioned act will be published in the second Office of the Mortgages of AVIGNON, prior to presents.

- III-

PERMIT TO CONSTRUCT - INSURANCE

The building permit was acquired according to decree of the Mayor of APT of July 17th, 2000, under the number PC 84.003.99. Has 0067.

This license was posted in accordance with the Law, knowledge:

• in Town hall, for the period from July 20th, 2000 till September 20th, 2000, as it results from a certificate established by Mr. Mayor of the commune of APT, on March 6th, 2001,

• and on the land, as it results from minutes of official report issued by Master Robert TEISSEIRE, Bailiff of justice associated in APT, on August 9th, 2000.

A certificate of non-appeal was issued on January 5th, 2001 by Mr. Mayor of the commune of APT.

The LESSEE declares, in accordance with the provisions of the Law No. 78-12 of January 4th, 1978, to have subscribed countered them following insurances, near the Company AXA COURTAGE, knowledge:

•                   insurance damage work, according to policy No. 37.503.6.779.065 W

•                   insurance civil liability manufacturer not director, according to policy No. 37.503.6.779.065 W,

•                   comprehensive insurance construction site, according to policy No. 37.503.5.150.978.

Subsequent file of Intervention on Work (D.I.U.O)

For the application of the article R. 238-38 of the Fair Labor Standards act, the LESSEE declares that the building object of presents will be built within the framework of an operation of construction entering the field of application of the Law No. 93-1418 of December 31st, 1993.

Consequently, the LESSEE forces himself to establish purposeful D.I.U.O. by the article L 235-15 of the Fair Labor Standards act.

It obliges him to give a copy of D.I.U.O. to the LESSOR within five months of the accomplishment of construction.

- IV-

INVESTMENT

The amount of the investment is evaluated at the sum of FIFTEEN MILLION FRANCS TAX-FREE (15.000.000 Francs T.F.), of which the exchange value in euros, indicated here on a purely informative basis is TWO MILLIONS TWO HUNDRED EIGHTY SIX THOUSAND SEVEN HUNDRED THIRTY FIVE EUROS AND TWENTY SIX CENTS (2.286.735,26 Euros), broken up as follows:

•	Purchase price of the land	673.000,00

•	Acquisition expenses	14.500,00

•	Cost of construction	14.312.500,00

TOTAL		15.000.000,00

Any expenses exceeding the maximum of 15.000.000 francs, will reside payable by the LESSEE who will notably take into account work that is not financeable by property leasing.

And subject to the guarantees stipulated hereafter under TITLE III - SPECIAL CONDITIONS, which constitutes one of the essential and determining conditions for the LESSOR, without which the present operation of leasing could not be authorized.

- V-

Considering the particular character of the operations of property leasing and owing to the fact that the intervention of the LESSOR was required by the LESSEE on a real program defined by him to satisfy its own needs, it is specified:

• that the LESSEE made and will make his personal deal of any administrative approvals relating to in particular, development, occupation, use or other of the buildings.

• and that all related risks with the nature of the acquisition of the aforementioned property (even for haphazard case or major force) are the responsibility of the LESSEE.

The LESSOR who can under no circumstances be questioned by these categories.

- VI-

INSTALLATIONS CLASSIFIED FOR THE PROTECTION OF THE ENVIRONMENT

The parties declare to have a perfect knowledge of law No. 75-633 of July 15th, 1975, of that No. 76-663 of July 19th, 1976 (notably in its article 8-1) and of that No. 92-646 of July 13th, 1992 (notably in its article 6) relating to installations classified for the protection of the environment.

Under this regulation, the LESSEE declares to promise to make his personal business at his risks and dangers of all disorders and disadvantages that can result from his activity and from the violation of the provisions of the aforementioned laws.

The activity of the LESSEE raises regulation for the protection of the environment and a statement in the sense was made to the Prefecture of AVIGNON, for which a receipt of declaration was delivered on June 14th, 2000.

The LESSEE obliges to reimburse to the LESSOR, the sums which this last would be led to pay if its responsibility could be sought, notably by artificial persons of public law as part of the action which is recognized by some of them in article 26-1 of the aforementioned amended law of July 19th, 1976.

- VII-

The LESSEE accepted the conditions of pre-rents and rents offered by the LESSOR.

The present act determines consequently the GENERAL CONDITIONS in which the LESSOR offers to bring to the LESSEE initially the use as tenant,

then possibly ownership if the LESSEE wants it of below indicated property.

THIS EXPOSED, it is passed to conventions object of presents.

PLAN

The Conventions will appear thus:

PRELIMINARY CONVENTIONS

Article 1 – Commitments of the LESSOR

Article 2 – Commitments of the LESSEE

Article 3 – Pre-rents

Article 4 – Insurance during the construction

Article 5 – Work management

Article 6 – Regulations of the amount of work

Article 7 – Completion of work

Article 8 – Compliance certificate

TITLE I

GENERAL CONDITIONS OF LOCATIONS

A - Object and designation

B - Destination of places

C - Length

D - Expenses and conditions

E – Insurance

1) Subscription of the accruing policies in packaging:

2) Subscription of the accruing policies in contents

3) Various provisions

4) Disaster

F - Cession

1) By the LESSEE

2) By the LESSOR

G - Sublease, management, occupation

H - Security

I - Rent

J - Information relating to the replacement of French currency by the European unique currency

K - Termination at the request of the LESSEE

L - Termination at the request of the LESSOR

M - Right of lease or option VAT.

N – Expropriation and requisition

TITLE II

PROMISE UNILATERAL OF SALE

O - Agreement to sell

P - Lifting of preliminary option

Q - Evacuation of places at the expiration of lease

R - Possible regularization of the deduction of the VAT

TITLE III

SPECIAL CONDITIONS

TITLE IV

VARIOUS PROVISIONS

PRELIMINARY CONVENTIONS

Article 1 - Commitments of the LESSOR

Provided that the LESSEE respects obligations contracted in the present contract, the LESSOR begins, at the express request of the LESSEE and on his indications:

• to realize and/or to accomplish under the conditions defined below and to finance the property operation represented in account.

• to give leasable to the LESSEE the aforementioned property group, as part of an operation of credit lease correspondent to the article 1 (2) and to the following articles of the Law No. 66-455 of July 2nd, 1966, and the subsequent texts, and notably article 57 of the Law of February 4th, 1995 relating to property leasing.

The maximum of the financing approved by the LESSOR is fixed at the SPECIAL CONDITIONS. Any going beyond will be dealt with by the LESSEE, the elements or parts of elements that this last will finance becoming, per accession and without allowance, the property of the LESSOR, as of the moment when they will be incorporated in the unit.

The LESSOR will not perform any regulations before having become by possessing known authenticated deed which will be well brought up on construction, or tenured of a real right in real estate on the aforementioned land.

Article 2 - Commitments of the LESSEE

Considering the particular character of the operations of property leasing and due to the fact that the intervention of the LESSOR was required by the LESSEE on a property program defined by him to satisfy its own needs, the LESSEE gets involved:

• to acquire all owed administrative approvals for the use of the land and for construction considered and to make them, if need be, to transfer them in the name of the LESSOR, to make sure that all necessary formalities in this respect were indeed carried out, to justify it to the LESSOR by the delivery of any documents, and this before the refund of any payments already performed by the LESSEE or the signature by the LESSOR of any commitment rising from the present contract.

• to intervene in the act of acquisition of the land and/or the real estate or with any other act conferring to the LESSOR a real right to take the commitment to respect the conditions of the aforementioned contract, that it is both about particular or administrative regulation and about obligations resulting from general or special conditions of contract, conventions, etc., and this both during the period of construction and till the end of leasing.

• to take in its exclusive responsibility all accruing risks with the nature and the acquisition of the land, as well as take risks of the/or fact born by construction (even for haphazard case or major force) normally taken by the building owner, notwithstanding all contrary legal provisions.

• to carry out and to perform under its own responsibility, with the exclusion, however, of any contract of property promotion, as part of the general specifications and the estimates on which it must have received the prior agreement of the LESSOR, the totality of the work planned for construction, so that the LESSOR is only to pay the invoices and memos.

To this end, the LESSOR delegates to the LESSEE, who accepts it, all expenses and obligations of the building owner and gives him irrevocable mandate to accomplish construction under consideration, to be aiming, coordinating, and supervising until its completion, all operations necessary for this realization.

Article 3 – Pre-rent

The LESSEE will regulate to the LESSOR by way of pre-rents until the date of possession of the places:

• a payable commitment fee, fixed in advance to the SPECIAL CONDITIONS; it will be calculated on the projected sum of the investment tax-free, and this as from the date specified in SPECIAL CONDITIONS.

• at the end of the quarter of the calendar year and in the long term, calculated interests prorata on the amount of the actual withdrawn sums, including taxes, at the rate fixed to SPECIAL CONDITIONS, however being specified that the amount corresponding to the VAT included in the aforementioned payments will be deducted from the base of calculation at the end of a recovery delay defined in SPECIAL CONDITIONS.

These pre-rents will be regulated by opinion of sample issued by the LESSOR on the bank account whose references are indicated in the SPECIAL CONDITIONS.

Of express convention between the parties and considering the option formulated with TITLE III - SPECIAL CONDITIONS, pre-rents will be increased of the VAT or the right of lease and any other tax which would come to supplement it or to replace it.

In the case of nonpayment for a date of payment, a term of pre-rents or non reimbursement at first request of other sums regulated by the LESSOR as the expenses of the real estate, as the land levies and others, it will be owed by the LESSEE, without it being need of a prior demand, an interest of delay on non regulated sums, calculated at the rate of the interests of pre-rents increased by 4 % as from the day of the current liability, any month started being counted as a whole.

Article 4 - Insurance during construction

The LESSEE will have to see to it that the architects and contractors who participate in the construction suitably and sufficiently ensure the whole of the responsibilities which they incur and to justify the LESSOR of it.

Moreover, with the intention of covering risks related to the completion of the works of construction as for the LESSOR by the LESSEE in its capacity as delegated building owner, policies below, will be subscribed via an intermediary Council underwriter of the LESSOR:

AON COUNCIL AND BROKERAGE

45, Kléber street

92697 - LEVALLOIS PERRET Cedex

A - POLICY “ANY ON-SITE RISKS”

a) this policy has as object to guarantee material damages arising from the work during the duration of the work, the damages to the existing, the possible financial losses and various expenses and fees, like covering the building in value for as new, the experts’ fees and the responsibility of the LESSOR or the LESSEE following accidental damages having origin from the work, to the amount of guarantee compatible with the nature of the executed work and at the very least, for the duration of the work.

b) As of the signature of this contract, the insurance adviser of the LESSOR will contact the LESSEE who promises to announce him without reservation all elements necessary for the development of this policy, as well as all elements tending to modify the risk in the course of the construction site. The LESSEE promises to take all obligations generally falling to the policyholder.

A copy of this policy will be given to the LESSEE.

c) The LESSEE promises to allow the insurance adviser of the LESSOR to perform at any time, any verification of the risks necessary to the development and for monitoring of this policy and to provide the LESSOR the completion date of the work, as well as the final amount of the latter, this amount having the aim calculating the final premium after deduction of the provisional premium owed to the subscription of the policy.

d) the LESSEE promises to declare any disaster within the times requested by the policy and to provide all invoices and documents demanded by the insurer.

e) In case of disaster, the LESSOR will cash one or several allowances paid by the insurer, which will be intended for the reconstruction of the damaged work.

In case this indemnification would be insufficient, the LESSEE will have to support the entirety of the surplus of the cost of work for reconstruction.

B - POLICY “DAMAGE AT WORK”

a) the LESSOR, in his capacity of building owner and owner on a purely principal basis will subscribe on his behalf and for his account that in the name and on behalf of the LESSEE, a policy “DAMAGE at WORK” in accordance with regulations enacted by Law No. 78.12 of January 4th, 1978, bearing reform insurances of construction.

b) This insurance policy has the aim of guaranteeing the payment of the repair work of the damage, even resulting from a vice of the soil or the nature for which among whom are responsible the constructors in the sense of the article 1792-1 of the Civil code, the manufacturers and the importers or the technical inspector, damage, which:

• compromise the solidity of the work,

• make the work unsuitable for its destination,

• affect the elements of inseparable equipment of the Works of viability, foundation, field and of cover within the meaning of article 1792-2 of the Civil code and, make the work unsuitable to its destination.

This policy also covers the damage which affect the elements of equipment of construction and which does not make the work unsuitable to its destination and this, during a length of 2 years from reception.

It also comprises the guarantee of the consecutive immaterial damage.

This insurance policy subscribed as of the opening of the construction site will guarantee the building owner as well as all successive owners during a length of ten years from the reception of the work.

c) As of the signature of this contract, the insurance adviser of the LESSOR will contact the LESSEE who will engage with him all elements and documents necessary to the subscription of this policy.

d) A copy of this policy will be given to the LESSEE who promises to communicate to the insurer all elements tending to modify the risk and to assume all obligations generally falling to the policyholder.

e) The LESSEE promises to allow the insurer of the LESSOR to perform at any time, all technical check of the necessary risk to the development and to follow-up on this assurance and to furnish to the LESSOR and his insurer, the date of reception of work as well as the final amount of the accounts, this amount having the aim of calculating the final premium, after deducting the provisional premium owed to the subscription of the contract.

f) In the event of disaster, the LESSEE gets involved to make statements for any delays required by the policy to the LESSOR and to his insurer and in furnishing any document necessary to the settlement of the claim (insurance certificates, detailed description of work, plans).

C - POLICY “CIVIL RESPONSIBILITY OF THE BUILDERS NON-DIRECTORS”

The LESSOR in his capacity as building owner, will subscribe both for his count and on behalf of the LESSEE, a policy of said insurance as “CIVIL RESPONSIBILITY OF THE BUILDERS NON-DIRECTORS”, intended to cover their ten-year responsibility.

The payment of premiums corresponding to the insurances above and constituting accessories at the expense of construction will be performed by the LESSOR and included in the capital cost within the limit of the total amount specified in SPECIAL CONDITIONS.

If this amount was already attained, the LESSEE promises to pay off directly or to reimburse the LESSOR, in fifteen days of his request, exceeding it noted.

The rates of applicable premiums to the aforementioned policies, as well as the range of the guarantee are subordinated to the technical check performed on the BUILDING under construction by an acknowledged technical office.

The LESSOR will ask for the intervention of the office of control of his choice which will have the role of controlling the design of the work and completion of the work during the construction of the building. This control will be at the very least of type L. In case of intervention on existing, a control of type E is obligatory.

The payment of expenses related to the execution of the mission of control constituting of the accessories at the cost of construction will be carried out by the LESSOR and included in the cost of the investment, within the limits of the total amount specified in SPECIAL CONDITIONS.

If this amount was already attained, the LESSEE promises to pay off directly or to reimburse the determined surplus to the LESSOR, within fifteen days of his request, noting the surplus.

The LESSOR will perform no disbursement applying to built buildings or to building work in case the GENERAL COMPANY Of INSURANCE AND FORESIGHT (SOCIÉTÉ GÉNÉRALE D’ASSURANCES ET DE PRÉVOYANCE - SGAP) could not obtain from the LESSEE the documents necessary to the constitution of the file allowing the interim deliverance of subscription of insurances above.

Article 5 - Direction of work

The start date of the work is fixed to the SPECIAL CONDITIONS.

The alteration work of the land, if it is necessary, and those of construction will be accomplished, as for the LESSOR, under direction and responsibility of the LESSEE, in compliance of plans and detailed estimated by which, presented by this last, will have been accepted by the LESSOR to which will be given a certified true copy of the markets and conventions passed with the contractors and the architects, research departments, etc.  A copy of each of these documents, matched by a projected calendar of work of the schedule of due dates of regulations and any useful indication so that the LESSOR can follow the evolution of construction and control the expenditure any time, must be given to him before the signature of the act which will allow him to have the land.

The LESSEE, acting as building owner, will demand that companies resorting to subcontracting in whole or part, obtain beforehand written approval of every subcontractor and the approval of the terms of payment by the LESSOR, building owner.

It will fall to the LESEE, under its exclusive responsibility, to look after the respect of the legal provisions relating to subcontracting by being notably sure that a guarantee is provided to the subcontractor not profiting pad from the delegation of payment, in such a way that the LESSOR will not be questioned or queried on this subject.

The withdrawals of the LESSOR are subordinated to the respect of the provisions of Law number 75-1334 of December 31st, 1975, amended on January 6th, 1986, and with its texts of application.

The LESSEE will communicate at the same time to the LESSOR the name of the architect, that or the corporate name of the contractors as well as of their subcontractors; he will have to perform, with his expenses by an office of approved control, technical control, both in lesson and at the end of work and communicate the minutes to the LESSOR, from their reception.

Article 6 - Regulations of the amount of work

Every month, the LESSEE will present to the LESSOR, matched on the one hand of his seal and signature under the “Good mention to pay”, and supported on the other hand by the signature of the architect, the memos, invoices of contractors and notes of fees, established in the name of the LESSOR, in accordance with the directives which will be given by him.

After document collation, the LESSOR will proceed to the regulation in cash of the memos, invoices and notes of fees which will have been presented to him under the conditions fixed above.

The agreements passed through the LESSEE with the contractors, will have to provide that the retention of monies will be replaced, in accordance with the provisions of article 2 of the Law No. 71-584 of July 16th, 1971, by the joint deposit of the banker of the contractor, established according to the model which will be given to the LESSEE. Deposits established in aid of the LESSOR will however, be in keeping with the LESSEE, managed by this last who will assure deliverance, pronounce any reservations and give any release of claim.

Article 7 – Completion of work

The fixed date for the accomplishment of the work is pointed out in SPECIAL CONDITIONS.

If, because of unforeseen delays, the work would not be completed at the date indicated, the LESSOR could grant for their completion a time of which the duration is fixed at the SPECIAL CONDITIONS; the conditions of interests to regulate the title of the pre-rents during this time are equally specified.

The minutes of reception will be signed by the LESSEE who obliges to forward them to the LESSOR.

The declaration of completion will be signed by the LESSEE in its capacity as owner & building deputy and transmitted to the Administration, within the time limit.  It will have to be justified with the LESSOR.

Article 8 – Compliance Certificate

The LESSEE will give the certificate of compliance to the LESSOR in the month of his delivery.

If the aforementioned compliance certificate is not obtained within two years, as from the delivery of construction, the LESSOR will be able, if there is suitability, to make use of the clause of termination stipulated under paragraph L of GENERAL CONDITIONS.

In this case, regulated rents or remainder due, representing the counterpart of the provision of the buildings, as well as the regulated pre-rents or remainder owed, will remain acquired to the LESSOR.

The LESSEE obliges:

• to carry out with its expenses, without recourse against the LESSOR, all work and transformations which would be imposed by the administrative authority in the event of construction non conformity which made it possible to build and/or in with the payments of town planning in force, or which would be imposed by the Administration, for the delivery of the compliance certificate of compliance.

• to expressly guarantee the LESSOR of the refunding of all sums or penalties, this last of which could be indebted at a rate of the edification of the property group, being the subject of this leasing and non conformity with the building permit .

• to make its personal deal of this situation and to guarantee the LESSOR of any confusion or detriment of this nature.

TITLE I

GENERAL CONDITIONS OF LOCATION

A - Object and designation

The LESSOR makes lease and gives to rent, in conformity with Law No. 66-455 of July 2nd, 1966, of subsequent texts and notably of the article 57 of the Law of February 4th, 1995 relating to the property leasing, to the LESSEE, which is accepted for him by its representative,

The BUILDING by which designation follows:

DESIGNATION OF THE BUILDING OBJECT OF PRESENTS

City of APT (Vaucluse)

1) A located land in APT (Vaucluse), registered with the land registry section AK under the numbers, to know:

• locality 165, « Degan Way », for a capacity of	1603 square meters,
• and locality 190 « Degan Way », for a capacity of	2466 square meters

A complete capacity of	4069 square meters

2) And constructions to be built on the aforementioned land, having to consist after completion of a building with use of laboratory of manufacture, an overall surface net clear of 1550-square meters (Surface Hors-Oeuvre Nette - SHON).

As the aforementioned goods will exist, extend, continue and comprise, with all their wealth, circumstances and dependency, together all buildings by destination that can depend on it, and any rights of joint ownership there attached, without any exception nor reservation and without it being made a more fuller designation, the LESSEE knowing the places perfectly.

STATEMENT ON THE RELATIVE EFFECT

To satisfy the provisions of the 32, paragraph 2 of the Decree 55-1350 of October 14th, 1955, it is specified that the BUILDING object of presents belongs to the LESSOR, to know:

• constructions, to make them build under the terms of the permit building above aimed, without conferring privilege of architect, contractor, workman or other,

• and the land, to have acquired it under the terms of an act received this day by MISS JAFFARY, Notary in APT.

A genuine copy of the aforementioned act will be published in the second Office of the Mortgages of AVIGNON, prior to presents.

B - Destination of places

Throughout the duration of the leasing contract, the LESSEE will not be able to affect the rented property, as it obliges to with it, as in the exploitation indicated in TITLE III of this contract.

This destination will have to be the object of no change without the express and written agreement of the LESSOR. Under no circumstances, will the LESSOR be searched for any case where the LESSEE would infringe this rule of destination; the consequences will be the exclusive responsibility of the LESSEE.

C - Length

The present lease is authorized and accepted for a number of whole and successive years; the effective date and the number of years are fixed to TITLE III.

D - Expenses and conditions

The present lease, moreover, is authorized and accepted under the following responsibilities and GENERAL CONDITIONS, which the LESSEE obliges to carry out and achieve, to know:

1) the LESSEE will take the places rented in their state at the day of the entry in use, without being able to require of the LESSOR any installation, nor any repair at some time and of any nature that it may be.

1) The LESSEE will take the rented places in their state on the day of possession, without being able to demand of the LESSOR any development, or any repair at any time and whatever nature it is.

2) However good it may seem to the LESSOR, it will be drawn up contradictorily between the parties on the month possession an appraisal at the expense of the LESSEE.

The LESSEE avoids exerting against the LESSOR any recourse at the rate of defects caused by bad workmanship, vices or defects visible or hidden, really they would prevent the use of the rented places, and without being able to aspire to any reduction of rent or allowances.

Because of this, the LESSEE is obliged to report to the LESSOR, in the month of their determination, any defects or vices that it would detect in the construction industry to allow the LESSOR if he considers it useful, any unspecified recourse.

Moreover, the LESSEE will not be able to appeal against the LESSOR in the event of damage of fire or explosion, flood damage, or any other circumstance damaging the rented property, in the event of complete or partial cessation of his activity caused by material or immaterial damages, whatever the cause is.

No indemnification could be claimed with the LESSOR, for deprivation of use, trading losses or any direct or indirect unspecified damage.

3) The LESSEE will make with his expenses, during the course of the lease, all repair, maintenance work and replacement of any nature including fences, closings, iron curtains and others, parquet floors, tilings, iron work, plumbing, joinery, sanitary appliances, etc…, this list being only enunciated and not at all limited, but also major repairs such as they are defined by the article 606 of the Civil code, so that the whole is always in good condition, clear of any deterioration or degradation of all kinds.

The LESSEE will endure that the LESSOR will carry out at the expense of the LESSEE in the rented places all repair work which would be necessary, due to its deficiency, the whole without being able to claim with any allowance, or reduction in rent, the LESSEE expressly renouncing for the benefit of the of the provisions of article 1724, second subparagraph of the Civil code.

4) The LESSEE will not be able to make without the express consent of the LESSOR in the rented places, no important change of distribution, no opening in walls, and no modification. In any event, all work which the LESSEE will carry out, will be under its responsibility and in its expenses, risks and dangers. In case work would touch the wholesale trade work, they will be subjected to the surveillance of the architect of the LESSOR, whose fees (vacations) will be the responsibility of the LESSEE.  The aforementioned architect will notably be made responsible for recognizing if work performed does not harm the aspect and the solidity of the building and does not decrease its value.

The LESSEE promises, moreover, not to load the floors beyond what will be accepted, after checking, by an office or a specialized organization, whose expenses and fees will be the responsibility of the LESSEE.

5) The LESSEE will leave in good condition and without allowance, during his exit, for whatever reason it is and, notably for arrival of the lease in its term or anticipated cancellation, all installation, increases and improvements, unless the LESSOR does not claim the re-establishment of all or part of the places in the state they were in the day of the effective date of the present lease, considering modifications authorized expressly by the LESSOR.

The LESSOR reserves himself, moreover, the choice between the material execution of work necessary or an allowance representative of their expense, which allowance will constitute a privileged credit, as well as the rent. Works of re-establishment, if they must take place, will be carried out under the control of the architect of the LESSOR, at the expense of the LESSEE.

All executed work during the lease, whatever title it is, will have to be the object of an insurance covering the responsibilities while resulting.

6) THE LESSEE will have to leave with the LESSOR, or to all people whom this one will delegate, after having been notified it of it, free access to the rented places, all the good time which would seem to him to judge their state.

7) The LESSEE will furnish the rented places and will hold them constantly furnished with of material, pieces of furniture and movable objects, goods, in sufficient and of value to answer the payment of rents and execution of all conditions of lease, at all times.

8) Considering the particular nature of this contract, the LESSEE will support all obligations relating to the hiring of real estate goods generally falling to the LESSOR, as well as the movable personal contributions, professional taxes, or all those which would be substituted for them, taxes of all kinds, including annual tax on offices, domestic garbage, discharge with the sewer, sweeping, or all those which would have to be replaced or to be added to it, so that the LESSOR is never questioned or queried on this subject.

It will discharge by informing the LESSOR, or reimburse him at first request, all taxes, notably land, contributions and any expenses to which the rented places or the tenancy itself could be subjected, so that in any assumption rents hereafter fixed either perceived net of all unspecified real expenses, with the only exclusion of the taxes likely to burden the income of the tenancy which are and will reside payable by the LESSOR. Refund or payment of these expenses by the LESSEE will have to be carried out in the form of a supplementary benefit of rent.

The LESSEE will only support and remain moreover, responsible for all errors, insufficiencies or omissions of declaration which would be attributable to him and that would be detrimental for the LESSOR.

9) The LESSEE, final debtor of levies, taxes and expenses burdening the rented places or the tenancy, will have the faculty to dispute the amount or the principle of any imposition of which it will have to directly or indirectly support, but it will be able to formulate this dispute only after administrations or interested groups, expenses, risks and exclusive dangers, in the name of the LESSOR who delegates to him, by the present ones, as a need, all powers useful to this effect. Any claims or disputes which would be formulated by the LESSEE to the LESSOR would be regarded as inoperative, the LESSOR not intending to take the load of possible disputes near the administrations or organizations. Nevertheless, such a dispute will not be able to cause the delay the date of current liability of these expenses.

Any refund of levies or taxes, as all reductions which could be obtained, will profit with the LESSEE exclusively.

It is expressly agreed between the parties that payments of back taxes, whatever is the nature or the clause, relating to the building object of the present leasing contract, in the acquisition of aforementioned building or in the leasing contract, would be supported in principal, interests, expenses and attachments by the LESSEE without recourse against the LESSOR.

10) In the case where the rented property would depend on a joint ownership, the LESSEE will reimburse to the LESSOR all sums paid by him to the property manager of joint ownership for expenses and work.

The LESSOR gives any powers to the LESSEE from now to represent it to the General meetings of joint ownership.

11) The LESSEE gets involved to conform to all decrees, in particular municipal, present and to come, for all that relates to the storage of all fuels (quantity and methods of storage), of any inflammable and toxic products and, in general, with any regulation relating to pollution and the environment.

Also, it will be exclusively up to the LESSEE to do what is necessary to destroy in its expenses, from their appearance, any insects, rodents or other parasites.

12) The LESSEE promises not to do anything that can harm the peace or the peaceful use of the other occupants or neighbors of the building, both on the occasion of deliveries and as with those of the comings and goings of the employed personnel and, in the same way, to make use even in parties, or rented places with activity that can harm the morality or the good behavior of the property complex.

13) The LESSEE will have to make her personal deal and without recourse against the LESSOR of the constraints of any nature burdening or that can burden the aforementioned lands and constructions, except to defend themselves from it, and to use those active, if need be.

If the property complex were to be constructed on a land located in a regulated zone, the LESSEE obliges to respect all regulations, whatever nature they are, including those payable by the owner which can result from conditions of contract and other documents regulating this zone.

14) Insofar as it has chosen or is compelled to hold a compatibility of the commercial type, the LESSEE obliges, for the duration of leasing, to produce to the LESSOR, at first request, a certified true copy of balance sheets and income statements, as well as a copy of the reports of the Board of Directors General meeting and of the Auditors.

The LESSEE will inform the LESSOR of the inscriptions of privilege which could be taken in its opposition, under the terms of legislative and regulation texts as well as all operations of movable leasing related with goods installed in the buildings being subject of this leasing.

15) The LESSEE obliges with the respect of any current or future regulation relating to occupation, use and development of the property complex and in activity by him exercised. More especially as for the safety regulations, it expressly avoids using the buildings, as long as it would not be capable of giving proof to the LESSOR of the accomplishment of the required formalities, as well as possibly, necessary authorization planned for the protection against panic and fire hazards in the establishments receiving of the public.

The LESSEE will not be able, for whatever reason it is, to invoke difficulties which it could encounter within the framework of the execution of his obligations and in the respect of the provisions above, to withdraw itself from the expenses, notably financial, of this contract, or to claim with the LESSOR an allowance or reduction of the obligations which fall on to him.

16) In the event construction is the subject of the present contract would have been built on a land whose LESSOR would be tenant under a lease with construction or authorized, whatever form it is, by the owner of the land to be used as it will please him, the rents of leases or allowances paid to the owner of the land will be reimbursed by the LESSEE to the LESSOR in addition to the terms of rents defined below. The LESSEE obliges moreover, to respect the clauses and conditions of the contract by which the LESSOR can have the land.

E - Insurance

In the common intention of the parties, the leased out buildings must be maintained, for the duration of the lease, in their complete integrity. To this end, the contracts of insurance, signed or to subscribe, will have to guarantee their possible integral reconstitution and the detrimental consequences of a disaster, regarding whoever it is, third included/understood.

In the event of insufficiency of the contracts, the pecuniary consequences of a disaster will fall, after payment by the insurance companies, to the LESSEE who gets involved there.

The LESSEE will guarantee both for his own account and for that of the LESSOR near manifestly solvent companies, the pecuniary consequences of the civil liability as one or other one could incur with some title and for whatever reason it is.

1) Subscription of the accruing policies in packaging

a) The LESSEE will subscribe to his own insurer, for his account as well as for that of the LESSOR, a contract of insurance intended to cover the real goods and all developments and installations of natural property placed at the disposal of the LESSEE.

This contract will cover the following risks:

• fire, lightning, any explosions in value as new,

• loss of the leasing rents (18 months) or pre-rents and/or deprivation of use

• electrical damage,

• expert’s fee,

• storms, hurricanes, cyclones, waterspouts, tornadoes, hail on roofing,

• strikes, riots, popular movements,

• shock of a vehicle of the Earth,

• falls of airplanes and space devices,

• smoke,

• flood damage,

• civil liability of the owner of the building,

• recourse of the neighbors and third parties,

• broken windows,

and will consist of a clause of renunciation of recourse against the LESSOR.

b) If the LESSEE considers insufficient the guarantees above, it will be able to subscribe to all insurances which would appear to him necessary to supplement or improve guarantees imposed by the LESSOR. The LESSEE will not be able to prevail himself of an insufficiency of coverage of the risks which would be the consequence of an exclusion or a non guarantee not to carry out obligations put in its load by the leasing contract.

The LESSEE already authorizes the LESSOR, and this for the duration of leasing, to carry out, at any time, any checks on risks necessary to the development and the follow-up of these insurances.

2) Subscription of the relevant policies in contents

a) Moreover, the LESSEE will have to ensure for common account if necessary, developments and comparable installations to the objects or pieces of furniture becoming buildings by destination or use, the furniture and personal properties, the goods, the equipment and, in general, all property belonging to him or installed at his expense as well as the responsibilities following both from the possession of the aforementioned property and for its quality from occupant and owner or manufacturer.

This contract will cover the following risks:

• fire, including fire due to ill will, lightning, explosion in value of replacement or in value of new depending on circumstances (pieces of furniture or buildings).

• fall of airplanes and space devices,

• storms, hurricanes, tornadoes,

• strikes, riots and popular movements,

• flood damage,

• theft,

• civil liability,

• recourse of the neighbors and third parties,

And will include a clause of renunciation of any recourse against the LESSOR.

b) An insurance policy covering the trading losses will have, moreover, being subscribed by the LESSEE of the buildings, which abandons the idea of exercising a recourse of this chief against the LESSOR, in the event of complete or partial cessation of its activity, caused by material or immaterial damages, whatever the reason. The LESSEE gives as of now his consent so that the insurance company delegates to the LESSOR the leasing rents consisted of assured overheads.

3) Various Provisions

a) The annual premiums will be discharged by the LESSEE who obliges and will have to justify at first request of the LESSOR, and this although these policies are necessarily signed as well for its account as on behalf of the LESSOR who gives to the LESSEE, by the present, mandate to this effect, in the terms of article 1984 of the Civil code, which is accepted by the LESSEE.

These provisions will involve the obligation for the LESSEE:

• to clearly emphasize in the policies the quality recognized by him to the LESSOR of direct beneficiary and in full measure of the allowances relating to property packaging;

• to communicate to the interested companies, so that they are not aware of any, a certified copy of the stipulations of 1) and 2) of TITLE I, E - Insurance, as well as these various provisions;

• to take with the aforementioned companies the required measures necessary for immediate and direct information of the LESSOR, all non payment complete or partial of the premiums in the month of their expiry and before their effective date, all suspension, cancellation or reduction of concerned guarantees and this whatever are the causes, except a prior and written agreement of the LESSOR. These provisions constitute an essential and decisive condition without which the present contract would not have been concluded. Consequently, the LESSOR will be able, if there is suitability to make use of the termination clause at the request of the LESSOR stipulated hereafter in the event of serious failure that can affect the extent or the validity of the policies;

• to address, consequently, with the LESSOR, in its first request, a certificate emanating from the aforementioned companies, detailing the risks and responsibilities covered as well as the corresponding amounts.

b) It will have to be justified by any policies signed by all interested parties before the acquisition of the building by the LESSOR and of which the effect would benefit the successive purchasers: It will be obligatorily thus, in particular, the policies concerning expected construction by the legislation in force.

c) The LESSEE will make, moreover, his personal business of any damage caused in the developments which he will perform in the leased buildings, as well as of those caused with the furniture, equipment, goods and any objects of which he would be possessor, whatever title it may be.

d) The LESSEE will have to be able to justify at first request of the LESSOR of a subscription “Prevention and fire control” near an approved organization by the Plenary Assembly of the insurance companies against the fire, whose missions will cover at the very least obligations born of all legal or lawful provisions present or to come relating itself to nature and the destination of the buildings.

e) The LESSEE will have, with regard to the work carried out throughout leasing, to ensure work or supplementary works in reference so much to the legal provisions as under the present contract, as well during the execution as after completion (Indemnity insurances with work, fire, civil liability, etc).

f) In the event the buildings to be insured would depend on a joint ownership, it will be held accountable of the insurances against fire and other risks contracted by the care of the property manager, in conditions envisioned in the regulations of joint ownership.

The insurances to be signed as a supplement by the LESSEE will have to, on one hand, cover works, developments and installations carried out by him and in which, because of this a collective guarantee taken by the property manager cannot be extended and, on the other hand, to supplement this collective guarantee in such a way that all the risks and responsibilities are assured in kind in sums, as asked from paragraphs 1) and 2) which precede.

The premiums related with the policies signed by joint ownership will be included in the expenses whose payment is recalled under the article D - 8). Being specified here with this effect, the LESSOR gives mandate to the LESSEE who accepts, for the purpose of regulating the premiums directly to the property manager.

4) Disaster

a) The LESSEE will have to declare to the insurer, in the forms envisioned with the contract of insurance, any disaster, whatever is the importance, even if it does not result an apparent damage; a certified true copy will be addressed the same day to the LESSOR by registered mail.

b) In the case where, following a fire, from an explosion, whatever is the origin, of any disaster, the buildings leased would come to be destroyed partially or entirely, or made unusable, the present convention, notwithstanding the provisions of article 1722 of the Civil code, would not be cancelled and would continue in its effect.

Consequently, the LESSOR promises to give mandate to the LESSEE so that it undertakes the reconstruction of the entirety of the stricken property, LESSOR reserving the right to constantly control the completion of the work by his architect.

The insurance indemnities will be versed between the hands of the LESSOR who will assign them to the regulations of repair work; the LESSOR being held for this reason at the level of perceived tax-free indemnification.

Any sums discharged by the LESSOR with the title of the VAT will give way to the profit of the latter to interests paid by the LESSEE in conditions which will then be determined between the parties and this, until the LESSOR is credited by the Administration.

In the event of insufficiency, for whatever reason it is, the LESSEE will be held to complete of its monies any complement of expenditure.

The LESSEE will have to carry out this reconstruction on an equally developed surface, on behalf of the LESSOR, respecting the regulations of town planning in force, with the aid of materials of the same quality.

The reconstruction will have to start in the six months which will follow the disaster to imperatively end in the twenty four months of the date of the disaster, except impossibility duly noted by both parties.

c) The LESSOR will determine, in agreement with the LESSEE, the methods according to which it will regulate directly with the architects and contractors the amount of their memos, using the received funds of the Insurance Companies.

d) The LESSEE will, before the start of work, provide to the LESSOR the guarantee interdependent of a bank, promising to answer in its place and place in the calls for capital of the architects and contractors for the non covered sums by the insurance companies, except for an agreement between the undersigned parties.

e) For lack of supplementing the insurance indemnity or bringing the guarantee evoked above, and that before the beginning of work, the lease will be automatically cancelled however, good it seems to the LESSOR. This cancellation will involve the loss of the benefit of the commitment to sell, as well as the assumption of responsibility by the LESSEE of the regulations of an indemnification sum of which is fixed under TITLE III – SPECIAL CONDITIONS, to which will be added one year of rent.

Nevertheless, in order to secure consequences of the lease cancellation from which it comes to be spoken, the LESSEE will be able, if it wishes it, to prevail itself of the clause of lifting the anticipated option (TITLE II - P) and this, whatever the date of the disaster, on the condition of warning the LESSOR by registered letter with acknowledgement of receipt.

The repurchase will take place within three months, the LESSEE in front of, in addition to the repurchase price defined in TITLE III - SPECIAL CONDITIONS for the end of the year in progress, to pay a whole year of rent to the LESSOR.

In one as in the other one of these two cases, the insurance indemnity received by the LESSOR will attribute, after subtraction of sums possibly due to the Tax authorities with the title of the perception of allowance, with due competition to all sums owed by the LESSEE.

If there is cancellation as defined in the first subparagraph of the present article, the surplus will remain the property of the LESSOR. If there is application of the clause of repurchase, the surplus will return to the LESSEE.

f) The LESSEE will continue to discharge regularly, notwithstanding the disaster and for the duration of the reconstruction of the completely or partly destroyed places, in principal and in attachments if any.

Any allowances paid to the LESSOR as insurance “loss of rents” and / or deprivation of use will be charged to the rent due.

g) In the case for whatever reason it is, the LESSEE would encounter an impossibility of reconstruction not of his own fault, and even in case this reconstruction would be possible only partly, the LESSEE will be able in his choice:

• Ask for the termination of the LEASE, in which case he will have to pay to the LESSOR the indemnification envisioned in TITLE III – SPECIAL CONDITIONS, increased by six months of rent.

In this case, the insurance indemnity received by the LESSOR will attribute, after subtraction of sums possibly due to the Tax authorities, in due competition, on sums owed by the LESSEE. If this indemnification, such as it has just been said, were higher than these sums, the surplus will remain the property of the LESSOR.

The termination such as it has been asked, will automatically carry the loss of the benefit of the commitment to sell.

• That is to say to acquire property rented in the care of the commitment to sell, for the entire remittance of the price envisioned in TITLE III - SPECIAL CONDITIONS, to which will be added the sum of six months of rent.

In this case, the insurance indemnities received by the LESSOR will attribute, after subtraction of sums possibly owed to the Tax authorities, with due competition on sums owed by the LESSEE. If this indemnification, such as it has just been said, was higher than these sums, the surplus would be paid to the LESSEE.

h) The fixation of the sum of indemnification which can be due by the Insurance Companies, at a rate of partial or total loss which has occurred in the rented places, will be agreed by the LESSOR in the presence of the LESSEE.

The offers which would be made by the Insurance Companies could be accepted by the LESSOR only with the agreement of the LESSEE, but this one will not be able to differ its response beyond a maximum delay of one month from the notification which will be made to him by the LESSOR of its intention to accept the suggested offers. This notification will be carried out by registered letter with a notice of receipt.

In the event of disagreement of the LESSEE on the amount of the indemnification given by the Insurance Companies, the LESSOR authorizes the LESSEE to question, at his risks and dangers and in the name of the LESSOR, the sum of this indemnification, to cause any evaluations and to introduce any actions which he will notify, with load for calling him the LESSOR in intervention in debate and in procedure.

For the duration of the dispute, the LESSEE will continue to pay the amount of the owed rents during the period considered. It will support, moreover, and will directly discharge the unspecified expenses, rights and fees which could be due.

On the assumption that the dispute of the LESSEE would have, as a result, to delay the beginning of reconstruction work, the times above defined in article E 4), b), will start to run only on the day when the Insurance Companies will have given their agreement for the beginning of work.

If the dispute by the LESSEE of the offer which the LESSOR was willing to accept would lead, for whatever reason it is in the fixing of a lower indemnification to that accepted by the LESSOR, the LESSEE forces himself to pay, from his sums of money, to the LESSOR, the difference between the final indemnification and the offer accepted by the LESSOR.

F - Cession

1) The LESSEE

The LESSEE will not be able to yield his right, entirely or partly to the present leasing, if it does not belong to the purchaser of his business, without the express and written consent of the LESSOR, under penalty of nullity of the transfer authorized to the contempt of this clause, and even of termination of the present leasing, however good it may seems to the LESSOR.

The possible transfer of the present leasing will obligatorily carry and in full, transfer of the benefit of the below approved agreement to sell.

Moreover, the yielding LESSEE, will be jointly held with his assignee of all the obligations put in his load by presents and, in particular, of the payment of the rents in their term and the whole execution of all the clauses of the present leasing.

Consequently, all successive tenants, even those which, having yielded their right to leasing, would not occupy the rented places anymore, will be held jointly between them regarding the LESSOR of the payment of rents and expenses and the execution of all the clauses and conditions of leasing, so that the lease can act against all successive tenants, or any of them, held in common by the whole, without them being able to oppose the benefit of discussion or division.

The stipulations which precede apply to all the cases of transfer, whatever form it is, as with the contribution of the right to leasing in any company in whatever form it is, whether this contribution is made to a new or preexistent company.

The transfer or the raising of capital will have to be carried out in the presence of the LESSOR or he duly called by means of a simple letter registered with notice of receipt addressed to its registered office at least eight days in advance

The transfer or contribution in Company will have to be accomplished in the presence of the LESSOR or duly called by means of a simple registered letter with notice of receipt addressed to its registered office at least eight days in advance.

The transfer or the contribution will be determined by an authenticated deed from which an executable copy will be delivered without expenses to the LESSOR.

2) By the LESSOR

In accordance with the provisions of the 1st article-1 of the Law No. 66-455 of July 2nd, 1966 and the subsequent texts, the LESSOR obliges in the event sale or disposal of the goods, object of the present lease, for this duration, to impose on his purchaser, assignee or to successor in title, the execution of all clauses and conditions of the present conventions of leasing.

In the event of transfer of credits, born with the title of this contract, in a common fund of credits in accordance with legal and lawful provisions in force, the transfer of safeties that can guarantee every credit, including, if necessary, the benefit of the insurances, will be carried out in full in the benefit of fund, in accordance with the provisions of article 34 subparagraph 7 of the Law No. 88-1201 of December 23rd, 1998, modified.

Moreover, the load of the recovery of the debts thus yielded could be transferred according to provisions envisioned in article 36, subparagraph 2 of the aforementioned Law. In this case, the LESSEE will be informed about it by a simple letter.

G - Sublease

The LESSEE has the faculty to sublease all or part of the buildings, object of the present contract under the following reservations in which it could not be derogated under penalty of cancellation:

1) Any complete or partial sublease of the buildings to be approved by the LESSEE only with prior agreement and written of the LESSOR.

Any sub-renting total or partial of the buildings to be agreed by the LESSEE only with

2) In the event of authorization of sublease, the LESSEE will be obliged to respect the following conditions:

• authorized subleases will not have to expire under any circumstances after the leasing contract.

• all consecutive work of development or repair in sublease will remain in the exclusive load of the LESSEE, as well as indemnification of all kinds which could be claimed by the subtenants whatever title it is.

• the termination of the leasing contract, whatever is the reason, will automatically carry that of authorized subleases.

• in the event of non-payment of the sums due to the title of leasing, LESSEE already authorizes the LESSOR to directly perceive any sum due to his subtenants.

3) The clause hereafter will have to be completely reproduced in any contract of sublease authorized by the LESSEE:

“The right to the enjoyment of the rented places results for the LESSOR of a leasing contract which was authorized to him by credit-lessor, which will expire on                        , whose subtenant acknowledges having acquainted and promises to respect the terms.

Prior to the present sublease, the subtenant specifically acknowledges having been informed that the sublease which is authorized to him depends on the existence of the leasing contract whose LESSOR is tenured.

Therefore, subleasing will expire irrevocably during the occurrence of the term of the leasing contract in the absence of lifting the option to sell by the LESSOR, or at the time of its cancellation for whatever reason it is.

In the event of expiration of the leasing contract, without the LESSOR exercising, or the anticipated cancellation option to sell of the leasing contract, for whatever reason it is, the subtenant will be required to immediately release the places rented without being able to oppose a right on the foundation of the present contract to the Company of leasing remaining the owner.

The LESSOR and the subtenant provide for the profit of the credit-lessor, the credit of the rents resulting from the present contract.

At first request of the credit-lessor, the subtenant will be required to pay in the hands of this one, any sum of which it would be indebted towards the LESSOR.”

H - Security

The LESSEE will not be able to give in security the commerce funds exploited in the building being the subject of this contract, only after having notified the LESSOR OF IT by registered letter with acknowledgement of receipt and received his written consent.

In the case a security would have been authorized to the contempt of this clause, just as in where an inscription was appraised by a third, and found valid by a judicial decision passed in force, would not have been raised by the execution of the decision, the LESSOR will be able to terminate the contract, if it seems good to him: the conditions of this cancellation will be then the one resumed hereafter in article L – Cancellation at the request of the LESSOR.

I - Rent

The present leasing contract is authorized and accepted for the payment, at the times and according to the methods below, of a rent tax-free whose amount and terms of payment are specified with TITLE III.

This rent will be raised value-added tax (V.A.T.) or of straight or taxes which would in the future come to replace this tax or to supplement it

This rent will be increased of the value-added tax (VAT) either of any rights or taxes which would in the future come to replace this tax or to supplement it.

All sums owed by the LESSEE to the LESSOR as rents, expenses and any taxes, will be paid by opinion of samples.

The successive payments will have to be carried out through to their anniversary date, hereafter set up in SPECIAL CONDITIONS, of the date of current liability of the first payment.

In the event of non payment in the term, by the LESSEE, of a term of rent, or non payment of expenses or all other sums due to the title of this contract, on about the fifteenth time of the sending of the invoice or the supporting documents of expenditure, it will be due, by way of penalty clause and without it being necessary for a setting in preliminary residence, an interest on the fallen sums, calculation at the fixed rate of the SPECIAL CONDITIONS, as from the day of current liability, this independently of the exercise of the clause of termination at the request of the LESSOR below envisioned under article L.

J - Information relating to the replacement of French currency by the European single currency

As need and in accordance with the general principles of the monetary right, it is recalled that the credit of money sums, drawn up and/or payable in a monetary unit of a European member country of the Community European (National Monetary Unit) by virtue of presents, will be automatically considered, as made up and/or payable in European single currency when this National Monetary Unit ceases having legal tender or more in general, will be replaced with the European single currency in accordance with community legislation and/or national regulation.

The rate and the conditions of conversion of the National Monetary Unit are those resulting from the application of the provisions of article 109 L of the Treaty of the European Union.

The present lease being concluded during the period known as “transitory”, that is to say before the final passage to the Euro, the LESSEE confirmed to the LESSOR the maintenance of the financial conditions expressed in French francs.

“French Franc” or “FRF” means, in accordance with regulations THIS No. 1103/97 of June 17th, 1997 and No. 974/98 of May 3rd, 1998, subdivision of the EURO having capacity on the territory of the French Republic until December 31st, 2001.  Specifically, that the fiduciary currency in French Francs will cease having legal tender on the territory of the French Republic, at the latest, six months after December 31st, 2001, this six month period could be shortened by Law.

K - Termination at the request of the LESSEE

1) The LESSEE will be able to ask for the termination of the present contract only from the date fixed to the TITLE III and to warn the LESSOR at least three months in advance by registered letter with acknowledgement of receipt.

However, whatever the date of a disaster or an expropriation, the LESSEE will be able to overcome the present clause of termination on the condition of warning the LESSOR by registered letter with acknowledgement of receipt.

This termination will be able to take effect only on the expiry date corresponding to a term of rent.

2) It will be held to overturn eight days before the date of termination chosen by him, by way of contractually agreed allowance, a sum determined with the TITLE III - “SPECIAL CONDITIONS”.

3) The indemnification of termination, related to the particular character of leasing, will be due by the LESSEE in legal situation of rectification on the assumption that the Receiver would not continue the execution of the contract.

4) It is expressly stipulated that the termination of the contract remains subordinated to the perfect execution of each and all the clauses, expenses and conditions were stated under Title I of the present contract.

5) For all the cases of legal request for termination of the present contract emanating from the LESSEE, the LESSOR is from now exempted from publishing any procedural documents at the Office of Mortgages, in accordance with the Decree of January 4th, 1955.

6) The termination of the lease will automatically involve the loss of the benefit of the agreement to sell.

7) In the event of recovery or of bankruptcy, the LESSEE will evacuate the places, from the effective date of termination. In the event of non respect for this date, will be paid to the LESSOR an allowance of monthly and indivisible precarious equal occupation in triple of the monthly rent calculated on the basis of the rent in force; this allowance does not merge with that envisioned in article K, 2) above.

L - Termination at the request of the LESSOR

Failing payment on its expiry date of the single term of pre-rent, rent or execution of one of the unspecified clauses of the present contract and after fifteen days from a command to pay or of a demand, addressed by an extra-judicial act, remained ineffectual and expressing the will of the LESSOR to overcome the present clause, the lease will be immediately solved without it being necessary to fill any legal formality and notwithstanding any offer or subsequent consignments.

During the period of pre-financing, this termination will involve for the LESSEE or any person whom it would have substituted with the agreement of the LESSOR the obligation to pay, in only once, at the latest with the expiration of the aforementioned month, in the hands of the LESSOR:

1) the totality of the financing withdrawn at the day of the termination and any invoicing still due for work performed.

2) any indemnification due possibly for the termination of the ongoing contracts (notably with the architects, contractors or suppliers).

3) an indemnification of fixed termination contractually to 10 % of the maximum of financing tax free.

In any hypothesis, pre-rents or rents regulated or owed to the LESSOR, will remain his.

During the lease, the termination of the present contract will automatically involve the loss of the benefit of the commitment to sell of the payment by way of interests damaged contractually agreed, of a sum equal to that envisioned in TITLE III - SPECIAL CONDITIONS increased by one year of rent.

The LESSEE and/or every occupant will have to release the places from the effective date of the termination of the contract. If he refuses, he could be compelled by simple summary order. In this case, the LESSEE and/or every occupant, will have to discharge an indemnification of occupation calculated in accordance with the provisions of article Q, until the effective release of the places.

In the event of opening of a legal procedure of rectification contrary to the LESSEE, the LESSOR will address a demand to the Receiver to have to introduce it if he continues the contract or not.

Failing to answer within one month from the reception of the letter, the Administrator will have to abandon for the benefit of the contract, in accordance with the law and the termination will automatically intervene with all consequences previously envisioned.

For all the cases of legal request for termination of the present contract emanating from the LESSOR, this, is from now exempted from publishing any procedural documents at the Office of Mortgages, in accordance with the Decree of January 4th, 1955.

The provisions which precede constitute an essential and determining condition of the present lease without which it would not have been authorized.

M - Right of lease or option VAT

SPECIAL CONDITIONS specify if the LESSOR opts for the imposition to the value-added tax of the income of the present tenancy.

If there is no option for VAT, the rents and supplements of the rents will be subjected to the right of lease and to the possible additional tax.

In the event of option for the VAT, the LESSEE will continue to regulate to the LESSOR, in addition to rents, interests calculated according to methods specified in TITLE III - “SPECIAL CONDITIONS”.

N – Expropriation and Requisition

Until the date of execution of the ordinance prescribing the property transfer of the property group in favor of the expropriating organization, the envisioned rents will continue to be payable, whatever the methods of occupation by the LESSEE of the expropriated places.

It is agreed that the discussions with the expropriating Administration for the determination of the compensations of expropriation will be held jointly by the LESSEE and the LESSOR.

1) – Total Expropriation

The lease will be automatically cancelled as from the date of execution of the ordinance recalled above, without indemnification payable by the LESSOR and to the profit of the LESSEE.

The LESSEE will, in this case, have to pay to the LESSOR an indemnification equal to the sum envisioned in TITLE III - “SPECIAL CONDITIONS”. Sums paid to the LESSOR as expropriation will attribute, after deducting the taxations which could be owed by the LESSOR have the perception of the indemnification of expropriation, in owed competition on the sum of the indemnification of termination, the possible surplus being paid by the LESSOR to the LESSEE.

2) Partial dispossession

If the building is only partially expropriated, the lease will continue on the part not expropriated. It could then be agreed between the parts of a reduction of the amount of the rent, reduction which will take into account between others of the possibilities of pursuit of exploitation by the LESSEE, and the sum of indemnification received on both sides.

If the non-expropriated portion of the building is insufficient to allow the exploitation of the leased out real estates, the LESSEE will have the faculty to ask the LESSOR, on the condition of informing him by registered letter with acknowledgement of receipt, three months in advance:

• that is to say the termination of the present contract under the conditions envisioned above under article K - Termination at the request of the LESSEE – without condition of time.

In this case, the indemnification of expropriation received by the LESSOR will be charged, after writing off of the sums possibly due to the Tax Authorities, with due competition to the sums owed by the LESSEE.

If this indemnification, such as it has just been said, were higher than these sums, exceeding it will remain the property of the LESSOR.

If the allowance of expropriation is lower than the allowance of cancellation which had by the LESSEE, this last obliges to pour its sums of money the difference with the LESSOR.

If the indemnification of expropriation is lower than the indemnification of termination owed by the LESSEE, the latter obligates him to pay the difference of the sums to the LESSOR.

• that is to say, the repurchase of the remaining part of the building for the entire remittance of the price envisioned in TITLE III - “SPECIAL CONDITIONS” under the same conditions as those envisioned above under article N -1) relating to total expropriation.

3) Requisition of the building

The lease will continue producing its full and whole effect, the rent continuing to be payable without reduction. The indemnification of requisition, or temporary or partial occupation which will be paid, will return entirely to the LESSEE, but will be delegated by him to the LESSOR, as soon as the notification will be made to him by the claimant authority there, to be charged to the failed rents.

TITLE II

UNILATERAL PROMISE OF SALE

O - Agreement to sell

The LESSOR promises to the LESSEE to sell him the building, object of presents, at the expiry of the lease, at habitual conditions and of right, andin particular, for the purchaser to take the property sold in their state and consistency at the day of the sale.

By express infringement to the provisions of article 1641 of the Civil code, the Seller will be held in no guarantee in particular for the hidden defects.

The purchaser will have to reimburse to the seller the entirety of the relating property tax in the year in the course of which the sale will intervene. If the warning was not issued the day of the signature of the act, the purchaser will have to pay to the seller, a sum determined on the basis of the tax of the previous year. If necessary, all sums owed for expenses and work performed or not as joint ownership, will also have to be reimbursed by the purchaser to the seller.

This sale will take place with the risks and dangers of the LESSEE without any guarantee on behalf of the LESSOR for whatever reason it is and in particular for hidden defects or vices.

It is expressly stipulated that the realization of the agreement to sell is subordinated to perfect execution by the LESSEE of each and all the clauses, expenses and conditions stipulated under Title I in the present contract.

The selling price, in the case of realization of this promise, is indicated under TITLE III of the present contract. It will be payable counting on the signature of the authenticated deed, this one having to intervene at the latest of the expiry date of lease.

Moreover, the LESSEE will take responsibility for all his rights, expenses and fees related with this change and all the taxes, rights or contributions which the Administration will be able to demand of the one or other of the parties in consideration of the length of the contract, the selling price and of the rules of redemption, except for those who would be clean to the LESSOR.

The LESSEE will have to notify the LESSOR by registered letter with acknowledgement of receipt, at the latest, six months before the expiry date of the lease, of his intention to raise the option which is given to him.

P - Lifting of preliminary option

The LESSEE will also have the faculty to acquire the property rented from the date indicated under the TITLE III, provided that he regularly meets the obligations placed as his responsibility and provided that he notifies the LESSOR OF IT at least one year before the date in which he intends to perform this acquisition, and this by registered letter with acknowledgement of receipt.

This acquisition will be able to intervene only on the anniversary of the effective date of the present contract.

In this case, the LESSEE will have to pay to the LESSOR an amount fixed to the TITLE III - “SPECIAL CONDITIONS”.

The selling price will be paid by cash at the time of the signature of the notarized deed of sale.

In this possibility, as in the case of a realization of the agreement to sell at the end of the contract, all rights, expenses and fees related with this change just as all the taxes, right or contributions which the Administration could demand of one or the other of the parties, taking into account the length of the contract, account the selling price and account the rules of redemption, will be the exclusive responsibility of the LESSEE; moreover, all sums which would not have been received as rent according to the methods of the present contract and this for whatever reason it is, as well as all sums due on a purely principal or additional basis, including the post maturity interests calculated as shown above (Title I, Article I - Rent) must be consigned in the hands of the notary charged to draw up the act, and this, 48 hours before the date chosen by the LESSEE or the date of completion of the contract.

The purchaser will have to reimburse to the seller the entirety of the relating property tax to the year during which the sale will intervene. If the warning was not issued the day of the signing of the act, the purchaser will have to pay to the seller a sum determined on the basis of the tax of the previous year. If necessary, all sums owed for expenses and performed work or not as joint ownership, will also have to be reimbursed by the purchaser to the seller.

Fault by the LESSEE of having consigned the funds in the hands of the notary within the time envisioned above or to have signed the act on the fixed date, the LESSEE will lose the benefit of the lifted invoked preliminary option and the present lease will then continue running on the initially envisioned conditions.  Moreover, the LESSEE will take responsibility for all the expenses which would have been initiated by the LESSOR.

Q - Evacuation of places at the expiration of lease

For lack of lifting of the option to buy and failing a new leasing agreement contract concluded between the parties, the LESSEE will have to evacuate the places at the latest, on the date of expiration of the present contract.

In the event of delay in the evacuation of places, the LESSEE will pay the LESSOR an annual indemnification of occupation equal to three times the perceptible rent during the last deducted year of lease prorata on month to month, with each started month being due.

R - Possible regularization of the deduction of VAT

In the event if, for an unspecified reason, the LESSOR would be called to proceed in accordance with the provisions of the General Tax Code to an unspecified regularization of the deduction by him carried out by the value-added tax having initially burdened construction or acquisition of the building, object of present leasing, any sum which the LESSOR would so be called to transfer to the Tax authorities, should be refunded to him, at his first request and without delay by the LESSEE in leasing, future possible purchaser of the building to whom, in counterbalances, the LESSOR will deliver the certificate envisioned by the General Tax Code.

Such a refund by the LESSEE will be payable:

• whatever the cause motivating the obligation for the LESSOR to proceed to the regularization of the deduction, this cause being exclusive of any cession of the building.

• nevertheless, the transfer of the value-added tax by the LESSOR would not open to the deliverance of the certificate envisioned above

• also even on the assumption if the LESSEE, for whatever reason it is (that this reason is attributable to him or not, that it is or not independent of its will), could not really benefit the right to deduction of the value-added tax appearing on the certificate which will have been delivered to him by the LESSOR.

On the other hand, this refund will not be required of the LESSEE if the regularization of the deduction of the value-added tax was at the time of the sale of the building by the LESSOR with one third held to carry out in place and place of the seller conventions of credit lease.

On the other hand, in the event of sale of the building to the LESSEE in virtue, either the agreement to sell stipulated in Title II above, or pursuant to all other provisions of this leasing contract, in particular those treating disasters, the amount of the value-added tax that the LESSOR would be called to pay by way of regularization of the deduction, will have to be refunded to him by the purchaser during the signature of the authenticated deed of sale, this refund that can under no circumstances benefit from the payment in the long term.

Moreover, the sample of transfer of regularization will be carried out by priority on the expropriation or insurance indemnities to be received if required; this deduction will be compensated by the delivery of the already mentioned certificate.

The provisions of the present article are and will be applicable both to the LESSEE and to his rightful claimants or assigns, notably every transferee of right to the present credit lease.

TITLE III

SPECIAL CONDITIONS

1 - DESTINATION OF PLACES (Title I.B)

Building for laboratory usage of manufacture.

2 – MAXIMUM OF FINANCING (Art. I preliminary conventions)

F 15.000.000 Tax Free as stated in the exhibit.

3 – PRE-RENTS (Art. 3 of preliminary conventions)

Commitment fee: 0,10 % per quarter, calculated on the amount tax-free of the investment, prorata as from August 28th, 2000 until the effective date of leasing, payable quarterly and in advance.

Interests: (TMM + 1,30) % Tax free per year.

TMM = monthly average rate of the money market.

(monthly average of the medium rates balanced in euros TEMPE or EONIA).

The TMM retained for the calculation of the aforementioned interests will be the arithmetic medium of the 3 TMM published with the title of the months M-3 to M-1, M being the month of current liability of the interest.

4 - RATE OF PRE-RENTS DURING SUPPLEMENTARY PERIOD (Art. 7 preliminary conventions)

Commitment fee: 0,15 % per quarter.

Interests: (TMM + 1,50) % Tax free per year.

TMM = monthly average rate of the money market.

(monthly average of the medium rates balanced in euros TEMPE or EONIA).

TMM retained for the calculation of the aforementioned interests will be the arithmetic medium of the 3 TMM published with the title of the months M-3 to M-1, M being the month of current liability of the interest.

5 - OPINION OF DEDUCTION FOR THE PAYMENT OF PRE-RENTS (Art. 3 of preliminary conventions) AND RENTS OF LEASING (Title I.I)

References of the bank account of the LESSEE, according to the R.I.B.

BNP PARIBAS

Office: CAVAILLON - 0605

Account No. 0605-100-355-03 Key RIB 60

6 – STARTING DATE OF WORK (Art. 5 of preliminary conventions)

March 8th, 2001.

7 - PRESENTATIONS OF THE INVOICES (Art. 6 of preliminary conventions)

a) monthly date of presentation: the 10th of each month;

b) in the case where the LESSEE would have already regulated, prior to the signature of present, certain expenses falling to the lessor, the latter will carry out the reimbursement to the LESSEE on production of the corresponding invoices and justification of their payment (art. 2 of preliminary conventions).

8 - COMPLETION OF WORK (Art. 7 of preliminary conventions)

a) date of accomplishment: December 31st, 2001

b) supplementary length of delay: two months as from this date.

9 - FINANCING OF THE VAT PAID OUT BY THE LESSOR

The LESSEE will regulate to the lessor of the interests calculated at the rate of (TMM + 1,30) % Tax free per year on the sums discharged with the title of VAT on the amount of the investment, object of presents, but within the limit of delay inclusive of recovery from 4 months of date to date as from each of the disbursements.

TMM = monthly average rate of the money market.

The TMM retained for the calculation of the aforementioned interests will be the arithmetic medium of the 3 TMM published with the title of the months M-3 to M-1, M being the month of current liability of the interest.

10 - EFFECTIVE DATE AND DURATION OF THE LEASE (Title I.C)

The lease will take effect as from the date of taking possession of the property known indicated for a duration of fifteen years whole and consecutive, and at the latest on February 28th, 2002.

11- RENT (Title I.I)

The rent will be calculated as it will be said, hereafter, according to the elements of cost prices of the building, below, listed in the account which precedes representing the sums invested by the lessor in the present operation of leasing and hereafter expressed under term “Investment”.

The terms of the annual rents are payable quarterly, term in advance, the first as from the date of entry in leasing.

The LESSEE will have the choice at entry in leasing, on the condition of warning the lessor at least one month before the date appointed for the entry in leasing, between the two following formulas:

A) Variable rate formula

Each quarterly installment will comprise:

a)     A part of the refund of capital governed by a key of redemption such as included in column 3 of the table attached
(table no. 1),

b)    A part of interests calculated on the remaining capital owed at the beginning of the period before deduction of the accruing part of redemption related at the aforementioned period. The nominal rate (TN) being used for this calculation of interests, will result from the following formula:

TN = (TIBEUR in 3 months + 1,30) x 365/360

Where TIBEUR = monthly average of TIBEUR 3 months of M - 2, M being the month of regulations of the maturity date.

• TIBEUR (or EURIBOR) – inter-bank rate in three months offered in Euros.

The TIBEUR 3 months is affected of the report 365/360 taking into consideration the practices of the inter-bank market where the      resource is remunerated according to the number of real days.

Possibility of conversion into fixed rate

The lessor confers faculty on the LESSEE, during the first seven years of the contract, to ask him to calculate the share of interests according to a fixed rate which will be obvious then to the parties in a final way for the duration of the remaining contract. This faculty will be able to be exercised on a date corresponding to the current liability of a quarterly term on a request formulated by registered letter with acknowledgement of receipt at least two months before the aforementioned date.

The nominal rate selected would be the following:

TN = TEC 10 + 1,50

TN: nominal rate.

The quarterly nominal rate used for the calculation of the interests of each period being consequently determined.

TEC 10 (Rates of the constant maturity date to 10 years): yield rates actuarial of a fictitious value of which the duration of aims would be equal to 10 years, published by the financial press.

The reference retained for the TEC 10 will be the monthly average of the TEC 10 published the month preceding the first rent concerned with the consolidation.

This consolidation will be the object of a commission determined by the following formula:

Last paid rent - (capital before payment - capital after payment)
3

B)   Fixed rate formula

As from the effective date of leasing and until its conventional expiry, the annual rents will be, of convention express between the parties, payable on a quarterly term to fall according to the slope determined by the enclosed key of redemption.  The final key of redemption will be determined with the entry in leasing.

The amount of the quarterly installments of rent will be calculated starting from a nominal rate defined by the following formula:

TN = TEC 10 + 1,30

TN = nominal rate.

The nominal rate will be definitely stopped at the time of the effective date of the leasing contract.

TEC 10 (Rates of the constant maturity date to 10 years): yield rates actuarial of a fictitious value of which the duration of aims would be equal to 10 years, published by the financial press.

TEC 10 reserved at the date above planned will be the TEC 10 of Monday preceding the date of entry in leasing.

It is expressly agreed between the parties, that an endorsement to the present leasing contract will be established after the determination of the final nominal rate according to the expression which precedes and after the establishment of the final basis of leasing.

A table showing the rents resulting from the nominal rate stopped definitely will be appended to the aforementioned endorsement.

The first rent will be paid the day of the effective date of the lease.

The rents will be paid by levy on the account of the LESSEE indicated the highest under 5-.

Failing option for a variable rate or a fixed rate within one month preceding the entry in leasing, the LESSEE will supposed to have opted for a variable rate.

Substitution or disappearance of the reference rates retained by the parties

For the case where the rate above selected would cease being published or disappears before the effective date of leasing, variations will be established while referring at the rate intended to replace that disappeared and by using the coefficients from connection established by a competent authority.

Failing rate of replacement or coefficient of connection, the parties will agree to substitute a weakening rate for another rate of their choice.

Failing agreement, the rate of replacement will be determined by two experts chosen by or appointed by mutual agreement office at the request of the most diligent party by Mr. President of the Court of Bankruptcy of PARIS.  In the event of disagreement, these experts will have the faculty to take on a third expert to decide between them. This third expert could still be appointed by the President on simple request of the most diligent party.

The absence of the reference rate will not authorize the LESSEE to delay the payment of rents.  The latter will continue to be paid at the maturity date on the basis of the last known rate, except immediate rectification on smoothed difficulty.

12 - TERMINATION AT THE REQUEST OF THE LESSEE (Title I, K)

The LESSEE has the faculty to ask for the termination of the leasing contract starting from the end of the seventh year which will follow its date of effect.

13 - RIGHT OF LEASE OR OPTION VAT (Title I, M)

The lessor declares to opt for subjugation in the value-added tax, which is specifically accepted by the LESSEE.

14 - AGREEMENT TO SELL (Title II, O)

Selling price, in case of realization of the promise on the expiry date of the contract: one franc.

15 - LIFTING OF PRELIMINARY OPTION (Title II, P)

The LESSEE has the faculty to acquire the rented property, from the end of the seventh year which will follow the effective date of the present contract.

16 - INDEMNIFICATION AND PRICE OF REDEMPTION OF The BUILDING

a) Indemnification in the event of termination:

1) at the express request of the LESSEE: the amount of this indemnification will be equal to half of the capital remaining due.

For the case where the lessee could not justify with the lessor of the compliance certificate of the building, this allowance will be equal to the three-quarters (3/4) capital remaining due.

2) at the request of the LESSEE, in the event of expropriation or of disaster: the amount of this indemnification will be equal to the entirety of the remaining capital owed.

3) at the request of the lessor: the amount of this indemnification will be of the entirety of the capital remaining due.

b) Price of redemption due to the lifting of option either anticipated from fixed date in paragraph 15 above or in case of disaster or expropriation:

The amount of the price of redemption will be equal:

1/In the event of rents with variable rate: with the capital remaining due at the lifting of option (column 2 of the table of redemption) increased:

.6 % until the end of the tenth year,

.4 % of the eleventh at the end of the fourteenth year.

2/In the event of rent with fixed rate: with the amount cumulated by the rents remaining to run at the time of the preliminary redemption, increased by the amount of the option to purchase, at the end of contract, the whole after actualization of the sums on the basis of the contracted rate diminished by two points.

The contracted rate itself will be updated on the basis of the reference rate TCE 10 in force on the day of the lifting of option insofar as this reference rate will be less than that in force on the day of the setting in rent.

c) In addition to the indemnification of termination or price of anticipated preliminary redemption from paragraphs a) and b) above:

The LESSEE will have to discharge to the lessor of the whole of the indemnification and contractual methods which could have been agreed to moreover.

17 - RATE OF THE POST MATURITY INTEREST (Title I, paragraphs I)

As from the current liability, the lessor will apply the following rate:

 (TMM + 5) % Tax free per year.

(monthly average of the medium rates balanced in euros TEMPE or EONIA).

The TMM retained for the calculation of the aforementioned interests will be the arithmetic medium of the 3 TMM published with the title of the months M-3 to M-1, M being the month of current liability of the interest.

18 - COMMISSION Of STUDY AND ASSEMBLY

The commission of study and assembly, fixed to F 55.000 Tax free (fifty five thousand francs tax-free) and divided in the following way:

• NATIOCREDIMURES, leader	: F	30.000 Tax free
• AUXICOMI	: F	15.000 Tax free
• UCABAIL	: F	10.000 Tax free

was regulated even before this day.

19 - MANAGEMENT CHARGES

The lessor, for the duration of the contract of property leasing, will receive the following expenses:

I / Expenses intended to contractually cover expenses supported by the LESSOR during special events

	FRANCS Tax free	EUROS Tax free
Management of a litigation related with construction or a disaster	17 500,00	2 667,80
Collection and management of a subsidy or an external loan	12 500,00	1 905,61
Request generating researches, provisioning of certificates and others	500,00	76,22
Expenses of revival on unpaid debts	500,00	76,22
Expenses of calculations for preliminary redemption	1 500,00	228,67
Lifting of preliminary option	20 000,00	3 048,98
Expenses of cession of the contract	25 000,00	3 811,23
Modification at the request of the LESSEE involving the establishment of an endorsement	12 500,00	1 905,61

II - Expenses invoiced annually

	FRANCS Tax free	EUROS Tax free
Management of rents and expenses of a construction lease	Without Object	Without Object
Management of levies and taxes	1 300,00	198,18

All these expenses will be indexed on the variation of the national index of the cost of construction established by the National Institute of Statistics and the Economic Studies on the basis of 100 in the fourth quarter 1953; the reference index taken into consideration is that of the second quarter 1997, that is to say 1060.

The index of comparison being used for calculation of the expenses will be the last index published at the time of invoicing; in any event, the index of comparison will not be less than the reference index indicated above.

These sums, as well as all others due for the present contract, will be taken directly by the LESSOR on the bank account of the LESSEE.

20 – Undivided Guarantee

In this place,

Mr. François Marius TOURNIAIRE, Leader of the company, spouse in first wedding of Mrs. Françoise Jacqueline Georgette PELISSARD, domiciled in APT (Vaucluse), Impasse de Rimayon,

Born in ALGIERS (Algeria), on June 6th, 1939,

Married, under the conventional regime of the separation of property pure and simple, according to its marriage contract received by Master Paul BONNET, then notary in ALGIERS (Algeria), on March 31st, 1961, prior to its union celebrated in the town hall of ALGIERS, on April 4th, 1961; with which marriage settlement was not modified since, so declared.

Hereafter called “the guarantee”.

After having acquainted with what precedes, declares to contract with regard to the LESSOR, an indivisible and joint deposit, in guarantee of the good end of the commitments signed by the Company LESSEE, as the present leasing contract, the whole in the terms hereafter:

I - Range of commitment

The present commitment obliges the guarantee, on all its personal properties and buildings, present and to come, to pay to the LESSOR what will be guaranteed owed to him if the latter could not face its obligations for an unspecified reason.

It is united, that is it involves for the guarantee a renunciation for the benefits of discussion and division.

By abandoning for the benefit of discussion, the guarantee agrees to pay the LESSOR without being able to demand of this one which it continues beforehand guaranteed.

The renunciation for the benefit of division means that on the assumption that several persons would have gone guarantees of the guaranteed, the LESSOR will be able to demand from any one of them, the entire payment of what will be due to him by the guaranteed.

II - Guaranteed Obligations

This joint guarantee applies to the payment or refund of all sums, whatever is the amount, that the guaranteed above indicated can or will be owed to the LESSOR, in principal, interests, expenses and attachments, so much with the title of the period determined within the framework of the Preliminary Conventions and for the duration to run as from the effective date of the leasing contract which will be the continuation.

Nevertheless, this commitment of guarantee will not cover the aforementioned obligations, which height of the payment of a sum equal to FIVE MILLION FOUR HUNDRED AND FORTY EIGHT THOUSAND FRANCS (5.448.000 Francs), and this, for the duration of the contract.

The guarantee consequently declares to have acquainted with the present leasing contract notably with regard to the amount, the duration, methods of payment of the rents, indemnification, damages likely to be due by virtue of the Special and General Conditions of the aforementioned conventions, the clauses of normal or preliminary current liability.

All these provisions are applicable under the same conditions to the guarantee which accepts them expressly.

III - Suspension - Recourse of the LESSOR

a) The guarantee will not be able to be claimed released until after complete payment to the LESSOR of all sums that can be due to the latter in principal, interests, commissions, expenses and attachments unspecified under the obligation above and within the limit above defined.

b) The modification or the disappearance of the bonds or the other reports in fact or right likely to exist between the guarantee and the guaranteed will not carry with it the release of the guarantee.

IV – Exercises of the recourse of the guarantee

The guarantee renounces to prevail itself:

a) provisions of article 2039 of the Civil code which, without discharging the guarantee of its commitment, authorizes it to continue the guarantee to force it with the payment in the case of terms of payment granted to it by the creditor, beneficiary of commitment.

Because of this, if the guaranteed obtains the same delays of the LESSOR, the guarantee, which remains held, will not be able to continue the guaranteed before the expiration of these delays.

b) Of all subrogations, of all personal or other actions which would have as result to send for the guarantee in competition with the LESSOR, so long as the latter will not have been satisfied of the entirety of the sums in principal, interests, commissions, expenses and attachments which will be due to him.

It will be as well there as the guarantee frees itself partly or completely of its obligations and at the same time as this present commitment would be of a lower amount to sums owed by the guaranteed to the LESSOR.

V – Current Liability

The guarantee will be held to comply as soon as the obligations of the guaranteed with regard to the LESSOR will become payable, this by anticipation for whatever reason it may be.

VI - Information

The guarantee intends to follow personally the situation of the guaranteed and exempts the LESSOR of any opinion of extension or nonpayment.

The LESSOR will not be required to inform the guarantee of the events which could affect the financial or legal standing of the guaranteed or of another guarantee, such as death of an individual or dissolution of a legal entity. It will not be required to inform the guarantee of any decision of another guarantee to put an end to its commitment.

VII - Consequences regarding the persons coming to rights and obligations of the guarantee

There will be solidarity and indivisibility between every persons coming to rights and obligations of the guarantee, which will be held under the same conditions as this one.

Consequently, the LESSOR will be able to claim the entirety of the sums covered by the present guarantee at any of these persons, without which a division of its recourse can be imposed on the LESSOR.

VIII - Cession of the leasing contract

The guarantee obliges, moreover, to maintain its joint commitment in the event of cession of leasing, this commitment also remaining in case of successive cessions in thirds.

The stipulations which precede, apply to all cases of cession whatever form it is, as in the provision of the right to leasing in any Company in whatever form it is, that this provision is made to a new Company or to a pre-existing Company.

IX – Autonomy of this guarantee

The present guarantee does not affect and will be able to affect in any way the nature and the extent of any commitments and of any guarantees, real or personal, which could or could be contracted or provided either by the guarantee, or by any third, and to which it is added and will be added.

21 – “KEY-MAN” INSURANCE

To the guarantee of the execution of the obligations resulting from the present, and this for the duration of the leasing contract, the company LABORATOIRES EUROSILICONE, LESSEE in presents, has adhered on the head, knowledge:

a) of Mrs. Senaz NAMOOYA, Director of production, residing in GARGAS (Vaucluse), district of Les Billiards, Impasse des Amandiers, spouse of Mr. Bruno Gérard Jean FALQUERHO.

Born in PORT LOUIS (Island of Maurice), on March 23rd, 1958,

Married under the mode of the separation of property according to its marriage contract prior to its union celebrated in the town hall of CERGY PONTOISE (Val d’Oise), on March 21st, 1998.

b) of Mr. Jacques Maurice Marius TOURNIAIRE, Insurance Manager of credit and purchase, residing in SAIGNON (Vaucluse), district of Pierrefiche, an unmarried person.

Born in ALGIERS (Algeria), on March 13th, 1963.

c) of Mr. Michel André Marius TOURNIAIRE. Administrative Director,

residing in APT (Vaucluse), 197 way of Imbardes, spouse of Mrs. Elizabeth Annie Ghislaine DUHAMEL.

Born in NICE (Maritime Alps), on March 31st, 1965,

Married under the mode of separation of property according to its marriage contract received by Mr. JAFFARY, aforementioned notary, on August 24th, 1999 prior to its union celebrated in the town hall of APT, on September 3rd, 1999.

d) and of Mr. Olivier François Marius TOURNIAIRE, commercial attaché, residing in APT (Vaucluse), district of La Peyrière, an unmarried person.

Born in NICE (Alpes Maritime), on October 4th, 1971.

Knowledge:

1/ In the contract of insurance « KEY-MAN OPTION 1 » signed to the company GAN INSURANCE.

This insurance thus subscribed will guarantee in case of death or absolute and final disability of Mr. Jacques TOURNIAIRE (contract No. 01894436 U/3) and of Mr. Olivier TOURNIAIRE (contract No. 01894435 S/3), a capital equal to THREE MILLION FRANCS (3.000.000) minimum on each of them.

2/ And in convention RENEWAL No. 10897 signed to the company QUATREM having its headquarters in PARIS (9th), 45/47 Le Peletier Road.

This insurance thus subscribed will guarantee, knowledge:

•      in the event of death, only, of Mrs. FALQUERHO Senaz, a capital equal to THREE MILLION FRANCS (3.000.000 francs) minimum;

•      and in the event of death, only, of Mr. Michel TOURNIARE, a capital of TWO MILLION EIGHT HUNDRED THOUSAND FRANCS (2.800.000 Francs) minimum.

Together for convention RENEWAL No. 10897 so signed on the heads of Mrs. FALQUERHO and Mr. MICHEL TOURNIAIRE, the LESSEE commits itself to delegate the aforementioned conventions in favor of the LESSOR within 15 days deadline as from the present. It is also agreed between the parties that all disbursement relating to the work will not be carried out by the LESSOR only after justification of the delegation of the aforesaid conventions to his profit.

If the LESSOR comes to cash the amount of the insurance policies, this will be firstly affected:

•                   with the payment with due competition of the acquisition price in the event of preliminary option or not,

•                   with the payment of the indemnification of termination or resolution of the leasing contract,

•                   with the payment of the expired rents and all sums that can be due by the LESSEE to the LESSOR with the expiry of leasing, either by arrival of it in its conventional term, or by anticipation;

Failing this, it will be reimbursed to the LESSEE and this after final liquidation of all the accounts relating to the present or, in keeping with the associates or the members of the Board of Directors, within the framework of SA, with the heirs to ensure the conventional scratch date of leasing.

The indemnification that can be kept to guarantee the good execution by the LESSEE of all obligations of the leasing contract, will have to be remunerated by the LESSOR with the monthly average rate of the money market, except contrary legal or lawful provisions. This remuneration will have to be annually paid to the LESSEE by the LESSOR.

22 – Guarantee conferred by the Company SOFARIS

In the guarantee of the execution of all conditions and obligations of the present leasing contract, the LESSOR solicited and acquired on August 28th, 2000, under the number SME 00.193770.C from the Company SOFARIS, « FRENCH COMPANY OF GUARANTEE OF THE FINANCING OF SMALL AND MEDIUM ENTERPRISES », having its head office at MAISONS ALFORT (Val de Marne) 27/31, Général Leclerc Avenue, one counter guarantee in risk at the level of 30 % on the amount of intervention of FIFTEEN MILLION FRANCS (15.000.000  Francs).

It is added that the SOFARIS Company extended the usage delay of its guarantee until April 28th, 2001, as well as it results from a mail in date to MARSEILLE, of March 5th, 2001.

The notice of guarantee of August 28th, 2000 as well as a copy of the above letter of March 5th, 2001 presents after mention will remain joined and appended to the minute of presents hereafter mentioned.

This counter guarantee was granted to the LESSOR provided that the following conditions are fulfilled by the LESSEE:

• By exemption to article 7 of the general conditions appearing on the back, the guarantee of SOFARIS could not be brought into play if the opening of a procedure of rectification or bankruptcy, or the decline of the term of guaranteed competition intervenes within 9 months as from the date of provision of funds.

• Security of the leasing contract.

• joint guarantee of Mr. François TOURNIAIRE, restricted at the level of two years of rents T.T.C.

• Subscription by Mrs. FALQUEHO SENAZ, Misters Jacques, Michel and OLIVIER TOURNIAIRE of an insurance “KEY-MAN” to a height of an amount minimum of 3.000.000 Francs for each person.

The LESSEE will have to respect all conditions imposed above by the Company SOFARIS so that guarantee conferred by the aforementioned Company can be maintained for the duration of the leasing contract.

The premiums required by the Company SOFARIS will be taken directly on the account of the LESSEE whose references appear above.

In case of repayment before the due date of the leasing contract, half of the commissions of the Company SOFARIS remaining to be run according to the initial schedule of due dates becomes immediately owed.

In case of inexecution of one or the other of the conditions above, involving the withdrawal by the Company of the guarantee thus conferred, the present leasing contract could be cancelled purely and simply at first request of the LESSOR under the conditions envisioned in Article L of the present contract.

23 – Security of the leasing contract

To the guarantee of the payment of the rent and the refund of all sums placed payable by the LESSEE according to terms of the present, and more generally the execution of all obligations payable by the LESSEE, this last gives in pledge and security to the LESSOR, who accepts, the intangible elements resulting to the advantage of the LESSEE of the present leasing contract, together the right to leasing and benefit of the promise of sale without exception or reservation.

By means of this security, the LESSOR will have and exercise over the different elements of the leasing contract all rights, actions and privileges conferred by Law to the affluent creditors.

In compliance of the article 2076 of the Civil code, the effectiveness of the privilege resulting from conferred security, will be assured in the following way.

•                  The parties request the substitute notary to deliver an authentic copy of the present act, this authentic copy will carry the mention “special and unique authentic copy subjected to the security contained in this act” which will be given to the LESSOR.

•                  The LESSEE promises to ask for no other authentic copy of the present act.

This stipulation would not however stand in the way of the deliverance of the executable copy to the LESSOR.

24 - Mandate of management

The representatives of the Company (AUXICOMI and UCABAIL IMMOBILIER, give mandate by these presents to the Company NATIOCREDIMURS for the duration of the present leasing, with intent to perform any operations of administration and management relating to the aforementioned leasing and notably:

•                   to manage the value-added tax relative to the present operation;

•                   to cash all sums with the title of pre-rents, as rents or other charges, extraordinary or ordinary expenses, indemnification of termination, resolution, selling prices, contributions and taxes, etc..

•                   to divide between the LESSOR cashed sums and expenses to be carried out in the proportions specified above;

•                   to exercise and carry out all prerogatives reserved for the LESSOR, and in general make all that it will consider necessary or useful for the good course of the operation governed by the present contract.

The representative of the Company NATIOCREDIMURS, as, accepts specifically the mandate so conferred on the Company which it represents.

The LESSEE takes note of conventions above and obliges himself to overturn to the Company NATIOCREDIMURS, all sums that he will be called to overturn to the LESSOR to whatever title it is, by virtue of the present leasing, to notify at any request of termination or resolution of present leasing as to notify him every cession or provision in company of the right to the present leasing.

TITLE IV

OTHER PROVISIONS

S - Publication - Powers

The present conventions of leasing will be published in the second Office of the Mortgages of AVIGNON, by application of the provisions of the 1st article - 3 of the Law No. 66-455 of July 2nd, 1966, modified and supplemented by Ordinance No. 67-837 of September 28th, 1967, according to modalities laid down by article 10 of the Decree No. 72-665 of July 4th, 1972.

For the accomplishment of formalities of land advertising, the parties acting in a common interest, give all powers necessary to any Clerk of the Professional Civil Company “DOMINIQUE PERINNE, Bernard MERLAND, Bruno de LAPASSE, Notaries”, holder of a Notarial office in PARIS (8th) 4, street of Berri,

For the purpose to establish and sign any modifying acts, correction or supplementary acts of presents, in order to put these in accordance with the mortgage and cadastral documents and of the registry office.

They give any powers, as needed, to the holder of an authentic copy or an extract of presents, to carry out formalities envisioned by Law, Ordinance and Decree above mentioned.

T - Declarations

Comparing, each one in what concerns it declares:

• that the Company which it represents is a French company having its office in France,

• that it is not the subject of any action in nonentity or in dissolution,

• that it is not and was never in a state of suspension of payment and was not the subject of any of the provisions envisioned in Law No. 67-563 of July 13th, 1967 on the bankruptcy proceedings, compulsory liquidation, personal bankruptcy,

• that it was not the subject of any of the provisions prescribed by Law No. 85-98 of January 25th, 1985 and the Decree No. 85-1387 of December 27th, 1985 on the recovery and the judicial liquidation of the businesses.

• that generally, it is not in a situation or subjected to an unspecified measure likely to restrict its capacity or its powers.

• and that the LESSOR and the LESSEE did not receive any notification tending of the present conventions in the dispossession of the BUILDING.

U - Declaratory obligations

To satisfy the obligations envisioned by the Decree No. 95-617 of May 6th, 1995, taken in accordance with article 57 of the Law No. 95-115 of February 4th, 1995 of Orientation to for the Installation and the Development of the Territory, the LESSOR will deliver the following parts to the LESSEE:

• a state recapitulating the GENERAL CONDITIONS,

• a table showing, for each rents, the quota of this last taken into account for the fixing of the possible delivery price of the building at the end of the contract.

V - It is still reminded and declared what follows by the parties

1) For the calculation of the expenses

That the amount of the investment of the LESSOR for the realization of the present operation of leasing is evaluated at FIFTEEN MILLION FRANCS TAX FREE (15.000.000 Francs Tax free), that is SEVENTEEN MILLION NINE HUNDRED FORTY THOUSAND FRANCS INCLUDING ALL TAXES (17.940.000 Francs).

2) For the calculation of the Land advertising tax

• that the cumulated amount of the rents for the duration of the lease is evaluated at the sum of TWENTY MILLION NINE HUNDRED SEVENTY SIX THOUSAND NINE HUNDRED FIFTY THREE FRANCS (20.976.953 Frs) tax-free,

• that the extraordinary expenses are evaluated at TEN THOUSAND FRANCS (10 000 Frs).

For a building rented for a period of more than 12 years, the basis of the tax of land advertising calculated on the cumulated amount of the tax-free rents above, will be reduced by the amount of the quota of rents corresponding to interest charges paid by the LESSEE with the title of the present contract.

This quota of the rents is estimated for the present contract at the sum of FIVE MILLION NINE HUNDRED SEVENTY SIX THOUSAND NINE HUNDRED FIFTY FOUR FRANCS (5.976.954 Frs), so that the basis of the appreciated tax as it is mentioned above, comes to FIFTEEN MILLION NINE THOUSAND NINE HUNDRED NNETY NINE FRANCS (15.009.999 Frs).

3) For the calculation of the Wages of the Conservative

That the cumulated amount of the rents, all inclusive of tax comes to the sum of TWENTY FIVE MILLION NINETY EIGHT THOUSAND FOUR HUNDRED

THIRTY FOUR FRANCS AND SEVENTY NINE CENTS (25.098.434,79 Frs).

4) Finally:

• that the price for which the agreement to sell at the end of THE contract, is evaluated in the sum of One Franc,

• that the value of the land is SIX HUNDRED AND SEVENTY THREE THOUSAND FRANCS (673.000 Francs).

W - Residence

For the execution of the presents and their continuations, the parties elect residence in their respective head office.

All acts of execution and others will validly be meant in this elected residence, even in the event of cession of the present lease, and this, notwithstanding the authorization or the intervention of the LESSOR to the act.

X - Attribution of jurisdiction

It is made, by common consent between the parties, in the case of need, attribution of jurisdiction in the Courts of competent jurisdiction of PARIS.

Y - Expenses

All expenses, rights and fees of presents and all those which will be the continuation or the consequence, as well as the cost of the executable copy returning to the LESSOR, will be the responsibility of the LESSEE who obliges to it.

OF WHICH ACT

Established on sixty pages.

And reading made, the parties signed the present act with the undersigned Notary, in dates and place indicated, which act will carried to the repertory of the substituting Notary and the substituted Notary and will remain in the minutes of this last.

Signatures follow.

In margin the mention is:

“REGISTERED in PARIS (8TH) TAX OFFICE OF ROULE-ARTOIS

“April 6th, 2001 Folio 17

“Form NO. 126

“Case 3

“Receipt: FIVE HUNDRED FRANCS

“Signed: Illegibly”

Follows the content of the Annexes on which appears mention:

Annexed to the minute of an act received by the Associated Notary in APT (Vaucluse), undersigned, Signed the 8th of March 2001: Jacques JAFFARY